Exhibit 10.1

EXECUTION VERSION

$30,000,000

CREDIT AGREEMENT

among

TRANSATLANTIC WORLDWIDE, LTD.

as Borrower,

TRANSATLANTIC PETROLEUM LTD.,

TRANSATLANTIC PETROLEUM (USA) CORP.,

AND THE OTHER ENTITIES PARTY HERETO

FROM TIME TO TIME

as Guarantors,

THE LENDERS PARTY HERETO

FROM TIME TO TIME

as Lenders,

and

STANDARD BANK PLC

as Administrative Agent and Collateral Agent

Dated as of August 25, 2010

(continued)

Page

5.5	Financial Statements; Reserves Report; No Material Adverse Effect	37

5.6	Disclosure	38

5.7	Litigation	38

5.8	Contractual Obligations; No Default	38

5.9	Ownership of Properties	38

5.10	Liens	39

5.11	Compliance with Law	39

5.12	Environmental Compliance	39

5.13	Insurance	39

5.14	Use of Proceeds	39

5.15	Investment Company Act	40

5.16	Taxes	40

5.17	Pension Plans	40

5.18	Solvency	40

5.19	Hydrocarbon Licenses; Natural Gas Wholesale Licenses; Eligible Contracts	40

5.20	Deposit Accounts	40

5.21	Status of Obligations	41

5.22	Immunity from Suit	41

ARTICLE 6	AFFIRMATIVE COVENANTS	41

6.1	Financial Statements	41

6.2	Information on Hydrocarbon Interests	42

6.3	Notices	43

6.4	Payment of Obligations	45

6.5	Preservation of Existence	45

6.6	Contractual Obligations; Applicable Law	45

6.7	Maintenance of Properties	45

6.8	Maintenance of Insurance	45

6.9	Books and Records	46

6.10	Inspection Rights	46

6.11	Use of Proceeds	46

6.12	Additional Collateral; Additional Subsidiaries; Further Assurances, etc	47

6.13	Collection Accounts; Debt Service Reserve Account	48

6.14	Post-Closing Matters	49

-ii-

(continued)

Page

ARTICLE 7	NEGATIVE COVENANTS	51

7.1	Indebtedness	51

7.2	Liens	52

7.3	Agreements Restricting Liens	54

7.4	Merger or Consolidation; Fundamental Changes	54

7.5	Disposals	54

7.6	Restricted Payments	55

7.7	Investments	55

7.8	Transactions with Affiliates	56

7.9	Sales and Leasebacks	56

7.10	Change of Business; Change of Country Focus	56

7.11	Change in Organizational Documents	56

7.12	Change in Fiscal Periods	56

7.13	Modification of Certain Agreements	57

7.14	Limits on Speculative Hedges	57

7.15	Restrictions on Accounts	57

ARTICLE 8	EVENTS OF DEFAULT	58

8.1	Events of Default	58

8.2	Automatic Acceleration	61

8.3	Optional Acceleration	61

8.4	Application of Funds	62

ARTICLE 9	GUARANTEE	62

9.1	Guarantee	62

9.2	Obligations Unconditional	62

9.3	Waiver of Presentment	63

9.4	Reinstatement	64

9.5	Subrogation	64

9.6	Continuing Guarantee	64

9.7	Acceleration of Guarantee	64

9.8	Instrument for the Payment of Money	64

9.9	General Limitation on Guarantee Obligations	64

ARTICLE 10	AGENCY PROVISIONS	65

10.1	Appointment and Authority	65

10.2	Agent in Its Individual Capacity	65

-iii-

(continued)

Page

10.3	Exculpatory Provisions	65

10.4	Reliance by Agents	66

10.5	Delegation of Duties	66

10.6	Resignation of Agents	66

10.7	Non-Reliance on Agents and Other Lenders	67

10.8	Indemnification	67

10.9	Indemnified Matters	68

10.10	Administrative Agent May File Proofs of Claim	68

10.11	Collateral and Guarantee Matters	69

ARTICLE 11	MISCELLANEOUS	69

11.1	Notices	69

11.2	Amendments	74

11.3	No Waiver; Cumulative Remedies	75

11.4	Survival of Agreement	75

11.5	Payment of Expenses and Taxes	76

11.6	Indemnification	76

11.7	Successors and Assigns	77

11.8	Right of Set-off	79

11.9	Counterparts	79

11.10	Severability	79

11.11	Other Transactions	79

11.12	Integration	79

11.13	GOVERNING LAW	80

11.14	SUBMISSION TO JURISDICTION; WAIVERS	80

11.15	Acknowledgments	81

11.16	USA PATRIOT Act Notice	81

11.17	Confidential Information	81

11.18	WAIVER OF JURY TRIAL	82

11.19	Judgment Currency	82

-iv-

SCHEDULES:

Schedule I	Commitments
Schedule II	Funding Office and Wire Instructions
Schedule III	Disclosure Schedule
Schedule IV	Key Hydrocarbon Licenses

EXHIBITS:

EXHIBIT A	Form of Promissory Note
EXHIBIT B	Form of Notice of Borrowing
EXHIBIT C	Form of Compliance Certificate
EXHIBIT D	Form of Joinder Agreement

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”), is entered into as of August 25, 2010, among (1) TRANSATLANTIC WORLDWIDE, LTD., a company organized and existing under the laws of The Commonwealth of the Bahamas (the “Borrower”), (2) TRANSATLANTIC PETROLEUM LTD., a Bermuda exempted company with limited liability (the “Parent”), (3) TRANSATLANTIC PETROLEUM (USA) CORP., a Colorado corporation, (4) each Person party hereto from time to time as a guarantor in accordance with Section 6.12(b) (collectively, the “Subsidiary Guarantors”), (5) each of the lenders party hereto from time to time (the “Lenders”) and (6) STANDARD BANK PLC, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) and as collateral agent for the Lenders (in such capacity, the “Collateral Agent”).

WITNESSETH:

WHEREAS, pursuant to a share purchase agreement, dated July 3, 2010 (the “Acquisition Agreement”), made by and among the Borrower, as purchaser, Zorlu Enerji Elektrik Üretim A.Ş., as seller (the “Seller”), and Zorlu Holding A.Ş., the ultimate holding company of the Seller, the Borrower has agreed to acquire (the “Acquisition”) all of the issued and outstanding shares in the capital of (a) Amity Oil International Pty Limited, a company organized and existing under the laws of Australia (“Amity”) and (b) Zorlu Petrogas Petrol Gaz ve Petrokimya Ürünleri Inşaat Sanayi ve Ticaret A.Ş. (to be renamed Petrogas Petrol Gaz ve Petrokimya Ürünleri Inşaat Sanayi ve Ticaret A.Ş. following the consummation of the Acquisition), a joint stock company incorporated under the laws of Turkey (“Petrogas”, and together with Amity, each, a “Target”), on the terms and subject to the conditions set forth in the Acquisition Agreement.

WHEREAS, to finance the Acquisition, the Borrower expects to borrow funds from the Parent thereby creating an unsecured interest free intercompany payable to the Parent (the “Acquisition Intercompany Payable”), and desires to obtain from the Lenders a term loan in an aggregate principal amount not exceeding $30,000,000.

WHEREAS, immediately following the consummation of the Acquisition, the Borrower desires to cause Petrogas and, subject to compliance with all applicable financial assistance laws, Amity, to become Guarantors hereunder and to grant security for the payment in full of the Obligations (as defined below).

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and in the other Loan Documents, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1 Defined Terms. As used in this Agreement, the following terms shall have the meanings specified in this Section 1.1.

“Acquisition” is defined in the first recital hereto.

“Acquisition Agreement” is defined in the first recital hereto.

“Acquisition Consideration” has the meaning given to the term “Purchase Price” in Section 2 of the Acquisition Agreement.

“Acquisition Documents” means (a) the Acquisition Agreement, (b) the Memorandum of Understanding, dated May 4, 2010, between the Seller and the Parent, (c) the Gas Connection Agreement, (d) the Gas Purchase Framework Agreement, (e) the Gas Purchase Protocols, (f) the Gas Storage Agreement, (g) the Gas Well Participation Agreement and (h) each other agreement, certificate, document or instrument delivered in connection with the foregoing.

“Acquisition Intercompany Payable” is defined in the second recital hereto.

“Administrative Agent” is defined in the preamble hereto.

“Affiliate” means, with respect to a Person, another Person that directly or indirectly is in Control of, is Controlled by, or is under common Control with, such Person.

“Agents” means the Administrative Agent and the Collateral Agent.

“Agreement” is defined in the preamble hereto.

“Amity” is defined in the first recital hereto; provided that each reference to “Amity” herein shall be deemed to include the Amity Branch.

“Amity Branch” means Amity Oil International Pty Limited Merkezi Avustralya Turkiye Istanbul Subesi, registered with the Istanbul Chamber of Commerce as the branch office of Amity in Turkey.

“Amity Security Documents” means the following documents, in form and substance satisfactory to the Collateral Agent:

(a)	a share pledge agreement, governed by the laws of Turkey, granting a Security Interest in all of the present and future Equity Interests of Petrogas held by Amity;

(b)	a receivables pledge agreement, governed by the laws of Turkey, granting a Security Interest over (i) all of the present and future receivables payable to Amity under each Eligible Contract and (ii) all receivables payable under each property insurance policy required to be maintained by Amity pursuant to Section 6.8;

(c)	each receivables payment instruction letter, governed by the laws of Turkey, instructing the Eligible Offtaker named therein to make all payments due to Amity under the applicable Eligible Contract to its Local Collection Account;

(d)	an account pledge agreement, governed by the laws of Turkey, granting a Security Interest over all of the present and future monies and other property on deposit in its Local Collection Account, and pursuant to which the Local Collection Account Bank shall agree to hold all monies and other property deposited in such Local Collection Account in accordance with the instructions of the Collateral Agent following its receipt of the Collateral Agent’s notice to such effect delivered in accordance with the terms thereof;

(e)	a fixed and floating charge, governed by the laws of Australia, over all of the present and future assets and undertaking of Amity;

(f)	a security over cash agreement, governed by the laws of England and Wales, in respect of the Offshore Collection Account established by Amity; and

(g)	any other document reasonably required by the Collateral Agent to be executed in connection with the creation, perfection and/or priority of the security interests to be granted pursuant to the foregoing.

“Applicable Law” means, as to any Person, property or transaction, all present and future decrees, judgments, laws, regulations, statutes and treaties (in each case, whether international, foreign, federal, state or local) applicable to or binding upon such Person, property or transaction and all applicable directives, orders, policies and requirements of any Governmental Authority having, or purporting to have, authority with respect to such Person, property or transaction.

“Applicable Margin” means, for each period set forth in the table below, the rate set forth opposite such period:

Period	Applicable Margin

Closing Date to date falling 90 days after the Closing Date	3.75%

90 days after Closing Date to date falling 180 days after Closing Date	4.00%

180 days after Closing Date to the Maturity Date	4.25%

“Asset Sale” means any Disposal by (a) the Borrower of its Equity Interests in any Target or (b) any Target of its assets to any Person other than a Subsidiary Guarantor; provided that none of the following shall constitute an “Asset Sale”: (i) any Disposal of assets permitted by Section 7.5(a), (ii) any Disposal of assets otherwise permitted by Section 7.5(b) through Section 7.5(d) resulting in not more than $100,000 in Net Cash Proceeds per asset Disposal (or series of related asset Disposals) and (iii) any issuance by the Borrower or any Target of any of its Equity Interests.

“Assignor” is defined in Section 11.7(c).

“Australian Security Documents” means the following documents, each governed by the laws of Australia, in form and substance satisfactory to the Collateral Agent:

(a)	an equitable mortgage over all of the present and future issued shares in Amity;

(b)	the fixed and floating charge referred to in clause (e) of the definition of “Amity Security Documents”; and

(c)	any other document reasonably required by the Collateral Agent to be executed in connection with the creation, perfection and/or priority of the security interests to be granted pursuant to the foregoing.

“Borrower” is defined in the preamble hereto.

“Borrower Diligence Report” is defined in Section 4.1(j).

“Borrowing” means a borrowing consisting of Loans, having the same Interest Period, made by each Lender on the same Borrowing Date and pursuant to the same Notice of Borrowing in accordance with Article 2.

“Borrowing Date” means any Business Day requested by the Borrower as a date on which Loans are to be made pursuant to Section 2.3.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in (a) Istanbul, Turkey, (b) London, England and (c) New York, New York are authorized or required by law to close; provided that with respect to payments of principal and interest on Loans, such day is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Calik Farm-In Participation Agreement” means the Farm-In and Participation Agreement, dated June 30, 2006, between Maya Petrol Gaz Sanayi Ticaret Ltd Sti and Calik Enerji Sanayi ve Ticaret A.Ş.

“Change in Control” means the occurrence of any of the following events:

(a)	the failure by the Borrower at any time after the consummation of the Acquisition to own, directly or indirectly, all of the Equity Interests in any Target;

(b)	the failure by any Target at any time after the consummation of the Acquisition to own or hold, directly or indirectly, all of the interests granted to it pursuant to any Hydrocarbon License set forth on Schedule IV hereto (excluding, for the avoidance of doubt, any royalty or other interests therein retained by GDPA or any applicable Governmental Authority issuing such Hydrocarbon License) as Schedule IV may be updated from time to time to reflect any amendment to, or replacement of, such Hydrocarbon License due to a change in scope from exploration to production; or

(c)	(i) N. Malone Mitchell, 3rd shall cease for any reason to be the executive chairman of the board of directors of the Parent at any time, (ii) the Permitted Investors shall cease to own of record and beneficially at least 35% of the common equity interests of the Parent or (iii) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), excluding the Permitted Investors, shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d) 5 under the Exchange Act), directly or indirectly, of more than 35% of the outstanding common Equity Interests of the Parent entitled to vote for members of the board of directors or equivalent governing body of the Parent on a fully-diluted basis.

“Closing Date” means August 25, 2010.

“Collateral” means all assets subject to a Lien pursuant to the Security Documents.

“Collateral Agent” is defined in the preamble hereto.

“Collection Accounts” means the Local Collection Accounts and the Offshore Collection Accounts.

“Commitment” means, as to each Lender, the obligation of such Lender to make a Loan on the Closing Date in an aggregate principal amount up to but not exceeding the amount set forth opposite the name of such Lender in Schedule I under the caption “Commitment Amount”.

“Communications” is defined in Section 11.1(d).

“Competition Board” means the Competition Board of the Republic of Turkey, and any successor thereto.

“Competition Board Approval” means (a) the issuance of a notice from the Competition Board confirming its approval of, or its lack of objection to, the consummation of the Acquisition and (b) as at the Closing Date, the absence of any condition imposed by the Competition Board with respect to the consummation of the Acquisition.

“Compliance Certificate” means a certificate duly completed and executed by a Responsible Officer of the Borrower substantially in the form of Exhibit C or in such other form as the Administrative Agent, acting on the directions of the Majority Lenders, may from time to time approve.

“Confidential Information” is defined in Section 11.17.

“Contractual Obligation” means, with respect to any Person, any provision of any security issued by such Person or of any agreement, certificate, document, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means, with respect to any Person, the power, directly or indirectly, to (a) vote 10% or more of the Equity Interests having ordinary voting power for the election of persons to the board of directors or similar governing body of such Person or (b) veto, direct or cause the direction of the management and policies of such Person.

“Dalea” means Dalea Partners, LP, an Oklahoma limited partnership.

“Dalea Credit Agreement” means that certain credit agreement, dated as of June 28, 2010, between Dalea, as lender, and the Parent, as borrower.

“Debt Service Reserve Account” means commercial deposit account (A/C No. 100135582) established by the Borrower with the Offshore Collection Account Bank to be maintained in accordance with Section 6.13.

“Debt Service Reserve Amount” means, for each Interest Period occurring immediately after the Closing Date and prior to the Whitewash Completion Date (and regardless of whether such Interest Period actually ends on the Whitewash Completion Date), an amount equal to the interest that would accrue on the Loans outstanding during such Interest Period assuming that (a) the Commitments were fully drawn on the Closing Date, (b) the principal amount of the Loans outstanding on the Closing Date remain outstanding through the end of such Interest Period, (c) such Loans bear interest at a rate per annum based on LIBOR plus the Applicable Margin and (d) no mandatory or optional prepayment of such Loans will be made during such Interest Period. The Debt Service Reserve Amount in respect of each applicable Interest Period shall be calculated by the Administrative Agent and notified to the Borrower no later than the date of commencement of each applicable Interest Period, and such calculation shall be conclusive and binding on the Borrower, absent manifest error.

“Default” means any Event of Default or any condition, occurrence or event that, after the giving of notice or the lapse of time (or both), would constitute an Event of Default.

“Disclosure Schedule” means Schedule III.

“Dispose” means, with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, farm-out, license, transfer or other disposition of all or any part of such property, and “Disposal” shall have a correlative meaning.

“Dollar” and “$” mean the lawful currency of the United States of America.

“Eligible Assignee” means (a) any Lender, (b) any Subsidiary or Affiliate of a Lender and (c) any other commercial bank or financial institution approved by the Administrative Agent in its sole discretion.

“Eligible Contract” means:

(a)	the Gas Purchase Framework Agreement and the Gas Purchase Protocols;

(b)	each agreement specified in Item 5.19 of the Disclosure Schedule; and

(c)	any other agreement for the purchase of Hydrocarbons entered into between the Borrower or any Target and an Eligible Offtaker that provides for the purchase by such Eligible Offtaker of Hydrocarbons produced pursuant to the Hydrocarbon Licenses and has a minimum offtake term of twelve (12) months.

“Eligible Offtaker” shall mean:

(a)	Zorlu Doğal Gaz Ithalat Ihracat ve Toptan Ticaret A.Ş., and each other Affiliate of the Seller party to the Gas Purchase Framework Agreement;

(b)	in the case of Hydrocarbon Interests operated by the Borrower or any Target, any buyer required by Applicable Law;

(c)	in the case of Hydrocarbon Interests not operated by the Borrower or any Target, any buyer approved by the operator thereof; and

(d)	any other Person approved by the Majority Lenders in writing.

“EMRA” means the Energy Market Regulatory Authority of the Republic of Turkey, and any successor thereto.

“English Security Documents” means the following documents, each governed by the laws of England and Wales, in form and substance satisfactory to the Collateral Agent:

(a)	the security document referred to in clause (f) of the definition of “Amity Security Documents”;

(b)	a security over cash agreement in respect of the Offshore Collection Account established by Petrogas;

(c)	a security over cash agreement in respect of the Debt Service Reserve Account; and

(d)	any other document reasonably required by the Collateral Agent to be executed in connection with the creation, perfection and/or priority of the security interests to be granted pursuant to the foregoing.

“Environment” means, without limitation, all of the following media:

(a)	land, including surface land, sub-surface strata, sea bed and riverbed under water (as defined in clause (b) below) and any natural or man-made structures;

(b)	water, including coastal and inland waters, navigable water, surface water, ground water, drinking water supplies and waters in surface and sub-surface strata; and

(c)	air, including indoor and outdoor air and air within buildings and other man-made or natural structure above or below ground, and includes any living organism or systems supported by any such media.

“Environmental Law” means all applicable federal, state, local and foreign laws, statutes, ordinances, codes, rules, standards and regulations, now or hereafter in effect, and any applicable judicial or administrative interpretation thereof, including any applicable judicial or administrative order, consent decree, order or judgment, in each case above, to the extent imposing liability or standards of conduct for or relating to the regulation and protection of human health, the environment and natural resources (including ambient air, surface water, groundwater, land surface and subsurface strata).

“Environmental Liability” means any and all liabilities, obligations, penalties, claims, damages (including consequential damages), costs and/or expenses of any kind (including attorneys’ fees reasonably incurred at trial and appellate levels, experts’ fees and disbursements and expenses incurred in investigating, defending or prosecuting any action, claim or proceeding) in connection with or arising from:

(a)	any misrepresentation, inaccuracy or breach of any warranty, contained or referred to in Section 5.12;

(b)	any violation or purported violation by the Borrower or any Target of any Environmental Law;

(c)	any Release or threatened Release or presence of any Hazardous Material on, at, in, under, from or in the vicinity of any property owned or formerly owned by the Borrower or any Target; or

(d)	any removal, remediation, cleanup, closure, restoration, reclamation, landscape rehabilitation or other response activity under any Environmental Law on, at, in, under, from or in the vicinity of any property owned or formerly owned by the Borrower or any Target or occupied or used by the Borrower or any Target in connection with their respective oil and gas and/or mining-related activities.

“Equity Interests” means, as to any Person:

(a)	any and all shares, interests, participations, rights or other equivalents (however designated, whether voting or non-voting) of or interests in corporate or capital stock, including shares of preferred or preference stock of such Person;

(b)	all partnership interests (whether general or limited) of such Person;

(c)	all membership interests or limited liability company interests in such Person;

(d)	all beneficial interests in a trust or similar entity;

(e)	all other equity or ownership interests in such Person of any other type; and

(f)	all warrants, options, equity-linked derivatives or similar rights to purchase or otherwise acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Event of Default” means any of the events specified in Section 8.1.

“Fee Letter” means the letter agreement, dated July 12, 2010, between the Administrative Agent and the Borrower.

“Fiscal Quarter” means any period of three (3) consecutive calendar months ending on the last day of March, June, September or December.

“Fiscal Year” means any period of twelve (12) consecutive calendar months ending on December 31.

“Funding Office” means the office specified in Schedule II as the funding office of each Lender, or such other office as may be specified from time to time by each of them as its funding office by written notice thereof to the Administrative Agent and the Borrower.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time as recognized by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or any generally recognized successor). If any “Accounting Change” (as defined below) occurs that results in a change in the method of calculating financial covenants or other standards in this Agreement, the Borrower and the Administrative Agent, acting on the directions of the Majority Lenders, shall agree to enter into good faith negotiations to amend the applicable provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s or any of its Subsidiaries’ financial condition shall be the same after giving effect to such Accounting Changes, as if such Accounting Changes had not occurred. Until such time as such amendments shall have been effected, all financial covenants and standards in this Agreement shall continue to be calculated as if such Accounting Changes had not occurred. “Accounting Change” means any change in accounting principles required or promulgated by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants.

“Gas Connection Agreement” means the gas connection agreement, dated as of the Closing Date, among the Borrower, the Seller and certain Affiliates of the Seller, relating to the necessary investments for connections to certain gas fields, and in substantially the form set forth in Annexure C to the Acquisition Agreement.

“Gas Purchase Framework Agreement” means the framework agreement for gas purchases, dated as of the Closing Date, among the Borrower, the Seller and certain Affiliates of the Seller, relating to the purchase of all of the natural gas produced from certain Hydrocarbon Licenses, and substantially in the form set forth in Annexure B to the Acquisition Agreement.

“Gas Purchase Protocols” means the gas purchase protocols under which the Borrower grants to the Seller the right to purchase all of the natural gas produced from certain Hydrocarbon Licences, substantially in the form set forth in Schedule 2.4 to the Gas Purchase Framework Agreement.

“Gas Storage Agreement” means the gas storage agreement, dated as of the Closing Date, setting forth general principles that will form the basis for future collaboration between the Borrower and the Seller pertaining to underground natural gas storage for production from certain Hydrocarbon Licenses, and in substantially the form set forth in Annexure D to the Acquisition Agreement.

“Gas Well Participation Agreement” means the participation agreement, dated as of the Closing Date, under which the Borrower and the Seller agree to participate in the development of future gas wells, and in substantially the form set forth in Annexure A to the Acquisition Agreement.

“GDPA” means the General Directorate of Petroleum Affairs of the Republic of Turkey, and any successor thereto.

“Governmental Authority” means any nation, government, state or municipality or any agency, authority, court, central bank, instrumentality, political subdivision or regulatory body of any of the foregoing, and any other entity exercising, or purporting to exercise, executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government.

“Guarantee Obligation” means, as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, or otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lesser of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Collateral Agent in good faith.

“Guarantors” means the Parent Guarantors and the Subsidiary Guarantors.

“Hazardous Material” means, without limitation, any petroleum product, raw material, physical agent, airborne contaminant, biological agent, assayable biological contaminant, chemical product or intermediate, chemical by-product, flammable material, explosive, radioactive substances, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, polychlorinated biphenyls, chemicals defined under Environmental Law as hazardous substances, hazardous wastes, extremely hazardous wastes, solid wastes, toxic substances, pollutants, contaminants or words of similar meaning that are now or hereafter defined, prohibited, limited or regulated in any way under any Environmental Law.

“Hedge Agreement” means any transaction or agreement to provide or obtain any option, future, swap, forward, cap, floor, collar or analogous arrangement (or any combination of the foregoing) in respect of interests rates, exchange rates, commodity prices, bond indices, bond prices, equity indices, equity prices, or any other subject matter, either generally or subject to specific contingencies.

“Hedge Agreement Value” means, for each Hedge Agreement on any date of determination, an amount equal to:

(a)	in the case of a Hedge Agreement documented pursuant to the Master Agreement (Multicurrency-Cross Border) published by the International Swap and Derivatives Association, Inc. (the “Master Agreement”), the amount, if any, that would be payable by any Obligor or any of its Subsidiaries to its counterparty to such Hedge Agreement, as if (i) such Hedge Agreement were being terminated early on such date of determination and (ii) such Obligor or Subsidiary were the sole “Affected Party” (as defined in the Master Agreement);

(b)	in the case of a Hedge Agreement traded on an exchange, the mark-to-market value of such Hedge Agreement, which will be the unrealized loss, if any, on such Hedge Agreement to the Obligor or Subsidiary of an Obligor party to such Hedge Agreement based on the settlement price of such Hedge Agreement on such date of determination; or

(c)	in all other cases, the mark-to-market value of such Hedge Agreement, which will be the unrealized loss on such Hedge Agreement to the Obligor or Subsidiary of an Obligor party to such Hedge Agreement determined as the amount, if any, by which (i) the present value of the future cash flows to be paid by such Obligor or Subsidiary exceeds (ii) the present value of the future cash flows to be received by such Obligor or Subsidiary pursuant to such Hedge Agreement.

“Hydrocarbon Interests” means, to the extent the Borrower or any Target may now or hereafter have any right, title or interest therein, fee mineral interests, term mineral interests, farm-out interests, royalty interests, overriding royalty interests, net profit interests, carried interests, working interests, production payments and similar mineral interests, interests in Hydrocarbon storage and/or transportation facilities, and all unsevered and unextracted Hydrocarbons in, under, or attributable to such properties and interests arising from any Hydrocarbon License.

“Hydrocarbon License” means any concession, lease, license, permit or other agreement, contract, conveyance or instrument pursuant to which the Borrower or any Target is entitled to enter upon any property to prospect, explore or develop such property for the production of Hydrocarbons or produce Hydrocarbons from such property, and shall be deemed to include (a) any permit granted by GDPA or any other Governmental Authority to conduct geological investigations concerning the presence of Hydrocarbons in any area, (b) any license granted by GDPA or any other Governmental Authority to explore for Hydrocarbons in any area and (c) any lease or license granted by EMRA, GDPA or any other Governmental Authority to produce or sell Hydrocarbons from any area (including any Natural Gas Wholesale License).

“Hydrocarbons” means oil, gas, coal seam gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, and all other liquid and gaseous hydrocarbons produced or to be produced in conjunction therewith from a well bore, and all products, by-products and other substances derived therefrom or the processing thereof, and all other minerals and substances produced in conjunction with such substances (including sulfur, geothermal steam, water, carbon dioxide, helium, and any and all minerals, ores, or substances of value and the products therefrom).

“Indebtedness” means, as to any Person on any date of determination, without duplication:

(a)	all indebtedness of such Person for borrowed money and all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments;

(b)	all obligations of such Person, contingent or otherwise, in respect of the face amount of all (i) letters of credit (whether or not drawn) or (ii) bankers’ acceptances or similar facilities, in each case issued for the account of such Person;

(c)	all capital lease obligations of such Person;

(d)	all synthetic lease obligations of such Person;

(e)	all obligations of such Person under Hedge Agreements, each valued at the Hedge Agreement Value thereof;

(f)	all obligations of such Person to pay the deferred purchase price of property or services (other than current trade payables (including intercompany trade payables) that are incurred in the ordinary course of such Person’s business and are not overdue for a period of more than ninety (90) days);

(g)	all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person;

(h)	the liquidation value of all redeemable preferred Equity Interests or other preferred Equity Interests of such Person;

(i)	all obligations of such Person owing in connection with any volumetric or production prepayments;

(j)	any obligations of such Person which would be required to be disclosed on such Person’s balance sheet as a liability in accordance with GAAP and which would be payable more than twelve (12) months from the date of creation thereof (other than reserves for taxes and for contingent obligations);

(k)	all obligations of the kind referred to in clauses (a) through (j) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation; and

(l)	all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (k) above.

For the avoidance of doubt, the Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Liabilities” is defined in Section 11.6.

“Indemnitee” is defined in Section 11.6.

“Independent Reserves Report” means the Hydrocarbon reserves report to be prepared by DeGolyer and MacNaughton, or such other firm of independent petroleum engineers acceptable to the Administrative Agent, with respect to the Hydrocarbon Interests in Turkey owned by the Targets as of December 31, 2010.

“Interest Payment Date” means:

(a)	as to any Loan, the last day of its Interest Period; and

(b)	the date of any repayment or prepayment of any Loan.

“Interest Period” means, as to any Loan having a rate of interest based on LIBOR:

(a)	initially, the period commencing on the Borrowing Date of such Loan and ending on September 30, 2010; and

(b)	thereafter, each period commencing on the last day of the preceding Interest Period applicable to such Loan and ending thirty (30) days thereafter;

provided that all of the foregoing provisions relating to Interest Periods shall be subject to the following:

(i)	if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day (unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day);

(ii)	no Interest Period shall extend beyond the Maturity Date; and

(iii)	each Loan made as part of the same Borrowing shall have the same Interest Period.

“Investments” means, with respect to any Person, (a) any advance, loan or extension of credit (by way of entry into of a Guarantee Obligation or otherwise) or capital contribution by such Person to another Person, including through the purchase of any bonds, debentures, notes or other debt securities, (b) any acquisition or purchase by such Person of Equity Interests in another Person, (c) any acquisition by such Person, whether by purchase, merger or otherwise, of the assets of another Person, or a business line or unit or a division of another Person and (d) any acquisition or purchase by such Person, whether pursuant to a farm-in agreement, production sharing agreement, joint venture arrangement or analogous contractual arrangement, of any Hydrocarbon Interest.

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit D.

“Lenders” is defined in the preamble hereto.

“LIBOR” means, with respect to each day during each Interest Period, the rate per annum determined by the Administrative Agent as the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period (a) appearing on Reuters LIBOR 01 page as of 11:00 a.m. (London, England time) two (2) Business Days prior to the beginning of such Interest Period or (b) if such rate does not appear on Reuters LIBOR 01 page, the rate per annum (rounded upwards to the nearest  1/16 of 1%) determined by reference to (i) such other comparable publicly available service for displaying an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equal to such period as may be selected by the Administrative Agent and determined as of 11:00 a.m. (London, England time) two (2) Business Days prior to the beginning of such Interest Period or (ii) in the absence of such availability, by reference to the rate at which the Administrative Agent is offered deposits in Dollars at or about 11:00 a.m. (London, England time), two (2) Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien or right of subrogation or analogous right (statutory or other), charge, collateral or non-accessory security or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Liquid Investments” means:

(a)	marketable direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the Federal Government of the United States of America and backed by the full faith and credit of the United States of America maturing within one hundred and eighty (180) days from the date of any acquisition thereof;

(b)	negotiable certificates of deposit, time deposits, or other similar banking arrangements maturing within one hundred and eighty (180) days from the date of acquisition thereof (“bank debt securities”), issued by (i) any Lender (or any Affiliate of any Lender), (ii) any other bank or trust company so long as such certificate of deposit is pledged to secure the Borrower’s or any of its Subsidiaries’ ordinary course of business bonding requirements, or (iii) any other bank or trust company which has combined capital and surplus and undivided profit of not less than $500,000,000, if at the time of deposit or purchase, such bank debt securities are rated not less than “AA” (or the then equivalent) by the rating service of Standard & Poor’s Ratings Group or not less than “Aa” (or the then equivalent) by the rating service of Moody’s Investors Service, Inc.;

(c)	commercial paper issued by (i) any Lender (or any Affiliate of any Lender), or (ii) any other Person if at the time of purchase such commercial paper is rated not less than “A-1” (or the then equivalent) by the rating service of Standard & Poor’s Ratings Group or not less than “P-1” (or the then equivalent) by the rating service of Moody’s Investors Service, Inc.;

(d)	deposits in money market funds investing exclusively in investments described in clauses (a), (b) and (c) above;

(e)	repurchase agreements, having a term of not more than thirty (30) days, relating to investments described in clauses (a), (b) and (c) above with a market value at least equal to the consideration paid in connection therewith, with any Person who regularly engages in the business of entering into repurchase agreements and has a combined capital and surplus and undivided profit of not less than $500,000,000, if at the time of entering into such agreement the debt securities of such Person are rated not less than “AAA” (or the then equivalent) by the rating service of Standard & Poor’s Ratings Group or not less than “Aaa” (or the equivalent) by the rating service of Moody’s Investors Service, Inc.; and

(f)	such other instruments as the Administrative Agent may from time to time approve in writing.

“Loan” means each loan made to the Borrower pursuant to Section 2.3 as part of a Borrowing, or the principal amount outstanding for the time being of that loan.

“Loan Documents” means this Agreement, the Notes, the Security Documents, the Fee Letter, the Mandate Letter, each Joinder Agreement, each Notice of Borrowing, each Compliance Certificate and each other agreement, certificate, document or instrument executed and delivered in connection with this Agreement or any other Loan Document, whether or not expressly stated on its face to be a “Loan Document” and whether or not specifically mentioned herein or therein; provided that solely for the purposes of Section 11.2, neither the Fee Letter nor the Mandate Letter shall constitute a Loan Document.

“Local Collection Account” means the commercial deposit account to be established by each Target with the Local Collection Account Bank pursuant to Section 6.14(d) for the purpose of receiving Turkish Lira denominated payments due to such Target under each Eligible Contract.

“Local Collection Account Bank” means Turkiye Garanti Bankasi A.Ş., or any other depository bank in Turkey acceptable to the Collateral Agent.

“Majority Lenders” means, at any time, (a) Lenders holding more than 50% of the Commitments at such time or (b) if the Commitments have been terminated and the Loans have been made on the Closing Date, Lenders holding more than 50% of the aggregate outstanding principal amount of the Loans at such time.

“Mandate Letter” means the letter agreement, dated as of the Closing Date, by and among the Parent, the Lenders and the Borrower in connection with the refinancing arrangements for the Loans and related amendments to the Senior Credit Agreement.

“Material Adverse Effect” means a material adverse effect on, or a material adverse change in, (a) the business, assets (including Hydrocarbon Interests in Turkey), condition (financial or otherwise), or results of operations of the Borrower and its Subsidiaries, taken as a whole, (b) any Obligor’s ability to perform its obligations under any Loan Document or (c) the validity and enforceability of any Loan Document or the rights, remedies, powers or privileges of any Agent or any Lender under any Loan Document.

“Material Contract” means (a) the TPAO Joint Operating Agreement, (b) the Maya MoU, (c) the Calik Farm-In Participation Agreement and (d) any contract (other than the Hydrocarbon Licenses and the Eligible Contracts) to which the Borrower or any Target is a party which (i) involves an aggregate consideration payable to or by the Borrower or any Target of at least $500,000 as of the date such contract was entered into or (ii) if breached or terminated, could reasonably be expected to have a Material Adverse Effect.

“Materials” is defined in Section 11.1(f).

“Maturity Date” means May 25, 2011.

“Maya MoU” means the Memorandum of Understanding, dated July 30, 2008, between Petrogas and Maya Petrol Gaz Sanayi Ticaret Ltd Sti.

“Natural Gas Wholesale License” means any license for the wholesale distribution of natural gas in Turkey issued by EMRA pursuant to the Natural Gas License Regulation, as published in the Turkish Official Gazette dated September 7, 2002 and as amended from time to time, or pursuant to any other Applicable Law in Turkey.

“Net Cash Proceeds” means with respect to any sale, lease, sale and leaseback, assignment, conveyance, transfer or other Disposal of any property, or issuance of Equity Interests by the Borrower or any Target, the proceeds received therefrom in the form of cash or cash equivalents, net of attorneys’ fees reasonably incurred, transaction fees, banking fees and other customary out-of-pocket fees and expenses actually incurred by the Borrower or any Target in connection therewith.

“Note” means a promissory note of the Borrower payable to a Lender, substantially in the form of Exhibit A.

“Notice of Borrowing” means a request for a Borrowing of Loans, substantially in the form of Exhibit B.

“Obligations” means, (a) the unpaid principal of and interest on the Loans (including interest accruing after the maturity of the Loans, after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or similar proceeding relating to the Borrower) and (b) all other obligations and liabilities of any Obligor, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, that may arise under, out of, or in connection with any Loan Document, whether on account of principal, interest, fees, reimbursements, indemnities, costs, expenses or otherwise.

“Obligors” means the Borrower and the Guarantors; provided that, for purposes of Article 6 and Article 7, “Obligors” shall not include the Parent Guarantors unless the Parent Guarantors are specifically referenced in a particular Section therein.

“Offshore Collection Account” means the commercial deposit account to be established by each Target with the Offshore Collection Account Bank pursuant to Section 6.14(d) for the purpose of receiving Dollar denominated payments due to such Target under each Eligible Contract.

“Offshore Collection Account Bank” means Standard Bank Plc or any other depository bank acceptable to the Collateral Agent in its discretion.

“Organizational Document” means, with respect to any Obligor, as applicable, its certificate of incorporation, by-laws, memorandum of association, articles of association, certificate of partnership, partnership agreement, certificate of formation, limited liability company agreement, operating agreement or other organizational document and all shareholder agreements, voting trusts and similar arrangements applicable to shares, partnership interests, limited liability company interests or other Equity Interests in any such Obligor.

“Other Taxes” is defined in Section 3.1(b).

“Parent” is defined in the second recital hereto.

“Parent Guarantors” means (a) the Parent and (b) TransAtlantic Petroleum (USA) Corp., a Colorado corporation.

“Participant” is defined in Section 11.7(b).

“Patriot Act” is defined in Section 11.16.

“Payment Currency” is defined in Section 11.19.

“Permitted Investors” means N. Malone Mitchell, 3rd and any other Person that, directly or indirectly, is Controlled by him and primarily engages in making equity or debt investments in one or more entities.

“Person” means (a) any natural person and (b) any association, business trust, corporation, Governmental Authority, joint stock company, joint venture, limited liability company, partnership, trust, unincorporated association or other entity, in any case, regardless of whether incorporated or unincorporated, whether limited in liability or otherwise and whether acting in a fiduciary or other capacity.

“Petrogas” is defined in the first recital hereto.

“Platform” is defined in Section 11.1(e).

“Properties” means, the business, operations and facilities or property owned, leased, used, occupied or operated by a Person.

“Pro Rata Share” means, as to each Lender at any time, the ratio (expressed as a percentage) of (a) such Lender’s Commitment to the aggregate Commitments of all Lenders at such time or (b) if the Commitments have been terminated and the Loans have been made on the Closing Date, the outstanding principal amount of the Loan owed to such Lender to the aggregate outstanding principal amount of the Loans owed to all Lenders at such time.

“Public Lender” is defined in Section 11.1(f).

“Purchasing Lender” is defined in Section 2.12(a).

“Register” is defined in Section 11.7(d).

“Related Person” means, with respect to any Person, (a) each Affiliate of such Person and each of the advisors, agents, directors, employees, officers, partners, shareholders and trustees of each of the foregoing and (b) each other Person designated, nominated or otherwise mandated by such Agent pursuant to Section 10.5 and any other comparable provision of any Loan Document.

“Release” means, without limitation, any release, spilling, emission, leaking, pumping, pouring, injecting, depositing, disposal, discharge, dispersal, leaching, dumping or migration into the indoor or outdoor Environment, including the movement of Hazardous Materials through ambient air, soil, surface water, groundwater, wetlands, land or subsurface strata.

“Reserves Report” means the Hydrocarbon reserves report prepared by DeGolyer and MacNaughton, dated March 31, 2010, with respect to the Hydrocarbon Interests in Turkey owned by the Targets on the Closing Date.

“Responsible Officer” means, as to any Person that is a corporate entity, such Person’s chief executive officer, president, chief financial officer and any vice-president or such other equivalent office holder as the Administrative Agent may reasonably approve; provided that, with respect to financial matters, the chief financial officer of such Person shall be the Responsible Officer.

“Restricted Payment” means, with respect to any Person, (a) any direct or indirect dividend or distribution (whether in cash, securities or other property), or any direct or indirect payment of any kind (whether in cash, securities or other property) in consideration for, or otherwise in connection with, any purchase, redemption, defeasance, retirement or other acquisition or ownership of any Equity Interest of such Person, or any options, warrants or rights to acquire or purchase any Equity Interest of such Person and (b) (i) any principal or interest payments on, or redemptions of, subordinated debt of such Person or (ii) any payments on intercompany payables owing to such Person; provided that the term “Restricted Payment” shall not include any dividend or distribution payable solely in common Equity Interests of such Person or warrants, options or other rights to purchase such common Equity Interests.

“Secured Parties” means the Agents and the Lenders, and each of their respective successors and permitted assigns from time to time.

“Security Documents” means the Australian Security Documents, the English Security Documents, the Turkish Security Documents, and all other security documents granting a Security Interest on any property of any Person to secure the obligations and liabilities of any Obligor under any Loan Document.

“Security Interest” means, with respect to any property, a Lien (a) granted or purported to be granted on such property in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, (b) that is superior to all Liens or rights of any other Person in such property (subject only to Liens permitted under Section 7.2), (c) secures the payment in full of the Obligations and (d) is legal, valid, enforceable and perfected.

“Seller” is defined in the first recital hereto.

“Senior Credit Agreement” means that certain Credit Agreement, dated as of December 21, 2009, made by and among (a) DMLP, Ltd., Talon Exploration, Ltd., TransAtlantic Turkey, Ltd. and Petroleum Exploration Mediterranean International Pty. Ltd., as borrowers, (b) Incremental Petroleum (Selmo) Pty. Ltd., TransAtlantic Petroleum (USA) Corp., the Parent and the Borrower, as guarantors, (c) Standard Bank Plc, as issuing bank, administrative agent, collateral agent and technical agent and (d) the lenders from time to time party thereto.

“Solvent” means, as to any Person on any date of determination, that on such date (a) the fair value of the total assets of such Person (both at fair valuation and at present fair saleable value) is greater than the total liabilities of such Person (including contingent liabilities), (b) the present fair saleable value of the total assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations, and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts and other liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s assets would constitute unreasonably small capital after giving due consideration to current and anticipated future capital requirements and current and anticipated future business conduct and prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, such liabilities shall be computed in the amount which, in light of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Spot Rate” is defined in Section 1.5.

“Subsidiary” means, with respect to a Person (the “parent”) at any date, (a) any Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, (b) any corporation, limited liability company or similar corporate entity of which Equity Interests representing more than 50% of the voting power of all Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors or similar governing body thereof are, as of such date, owned, controlled or held by the parent and/or one or more subsidiaries of the parent, (c) any partnership, (i) the sole general partner or the managing general partner of which is the parent and/or one or more subsidiaries of the parent or (ii) the only general partners of which are the parent and/or one or more subsidiaries of the parent and (d) any other Person that is otherwise Controlled by the parent and/or one or more subsidiaries of the parent.

“Subsidiary Guarantors” means each Target and any subsidiary of a Target party hereto from time to time as a guarantor in accordance with Section 6.12(b).

“Target” is defined in the first recital hereto; provided that, if any Target creates or acquires a new Subsidiary on or after the Closing Date, each reference to “Target” herein shall be deemed to include such Subsidiary.

“Taxes” is defined in Section 3.1(a).

“TPAO Joint Operating Agreement” means the joint operating agreement, dated August 31, 2000, between Amity and Turkiye Petrolleri Anonim Ortakligi, relating to the operation of certain Hydrocarbon Licenses in Thrace, Turkey.

“Turkish Lira” means the lawful currency of Turkey.

“Turkish Security Documents” means the following documents, each governed by the laws of Turkey, in form and substance satisfactory to the Collateral Agent:

(a)	the share pledge agreement referred to in clause (a) of the definition of “Amity Security Documents”,

(b)	each security document referred to in clauses (b) through (d) of the definition of “Amity Security Documents”;

(c)	a receivables pledge agreement, granting a Security Interest over (i) all of the present and future receivables payable to Petrogas under each Eligible Contract and (ii) all receivables payable under each property insurance policy required to be maintained by Petrogas pursuant to Section 6.8;

(d)	each receivables payment instruction letter, instructing the Eligible Offtaker named therein to make all payments due to Petrogas under the applicable Eligible Contract to the Local Collection Account;

(e)	an account pledge agreement, granting a Security Interest over all of the present and future monies and other property on deposit in the Local Collection Account, and pursuant to which the Local Collection Account Bank shall agree to hold all monies and other property deposited in the Local Collection Account in accordance with the instructions of the Collateral Agent following its receipt of the Collateral Agent’s notice to such effect delivered in accordance with the terms thereof; and

(f)	any other document reasonably required by the Collateral Agent to be executed in connection with the creation, perfection and/or priority of the security interests to be granted pursuant to the foregoing, including any Security Document referred to in Section 6.12(c).

“Whitewash Completion Date” means the date that is 14 days after the date that Amity has lodged a Form 2205 at the Australian Securities and Investments Commission giving notice that the required special resolution of its shareholders has been passed authorizing it to provide the financial assistance that it is required to provide pursuant to Section 6.14(a).

“Whitewash Procedures” means the procedure referred to in clause 260B of the Corporations Act 2001 of Australia in order for Amity to provide the financial assistance it is required to provide pursuant to Section 6.14.

1.2 Terms Generally.

(a) Unless otherwise specified in a Loan Document, all terms defined in this Agreement shall have the same meanings when used in such Loan Document.

(b) As used herein and in any other Loan Document:

(i)	accounting terms relating to the Borrower and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP;

(ii)	the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(iii)	the words “herein”, “hereof”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.;

(iv)	the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of, or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings);

(v)	the words “asset” and “property” shall have the same meaning and effect and shall refer to any and all tangible and intangible assets and property (whether real or personal), including accounts, cash, contract rights, Equity Interests, leasehold interests, revenues and securities; and

(vi)	the phrase “Material Adverse Effect” shall be deemed to be followed by the phrase “, individually or in the aggregate”.

(c) Unless otherwise specified, a reference in any Loan Document to an Article or Section shall be a reference to an Article or Section of such Loan Document, and a reference in a Loan Document to any Annex, Appendix, Exhibit or Schedule shall be a reference to an Annex, Appendix, Exhibit or Schedule to such Loan Document.

(d) In any computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including”.

(e) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms, and any pronoun shall include the corresponding masculine, feminine and neuter forms.

1.3 Headings. The Article and Section headings herein are used for convenience of reference only, are not part of this Agreement and shall not affect, nor be taken into consideration in, the construction or interpretation of this Agreement.

1.4 Updated Versions. Unless otherwise specified, (a) any definition of, or reference to, any Acquisition Document, any Loan Document, or any other agreement, document or instrument herein shall be construed as referring to such Acquisition Document, Loan Document, agreement, document or instrument as amended, amended and restated, renewed, replaced, supplemented or otherwise modified from time to time in accordance with its terms, but subject always to any restrictions on any such amendment, amendment and restatement, renewal, replacement, supplementing or modification in any Loan Document, and shall be construed as being inclusive of all annexes, appendices, exhibits and schedules thereto and (b) any reference to a requirement of Applicable Law shall refer to such requirement as amended, amended and restated, supplemented or modified from time to time, including any statutory or regulatory codification, consolidation, interpretation, replacement or supplementing of such requirement of Applicable Law.

1.5 Currency Conversion. To the extent relevant in determining whether any Dollar denominated monetary threshold in Section 2.4(b), Section 5.12, Section 7.1, Section 7.2, Section 7.7, Section 8.1(e), Section 8.1(g) or any other analogous provision of this Agreement or any other Loan Document has been exceeded, any amount denominated in a non-Dollar currency shall be converted to Dollars using the Spot Rate. “Spot Rate” means, on any date of determination, the rate quoted by Standard Bank Plc or any other Lender to the Administrative Agent as its spot rate for the purchase of such non-Dollar currency with Dollars through its principal foreign exchange trading office at approximately 11.00 a.m. (London, England time) on such date of determination (or at such other time on such date of determination if the Administrative Agent reasonably determines that the volume of trades at approximately 11.00 a.m. (London, England time) in respect of such non-Dollar currency is insufficient to permit the establishment of an appropriate spot rate for the purchase of such non-Dollar currency with Dollars).

1.6 Resolution of Drafting Ambiguities. Each Obligor acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of each Loan Document to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof or thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

ARTICLE 2

THE COMMITMENTS AND LOANS

2.1 Commitments. Subject to, and upon the terms and conditions of, and in reliance upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make a single Loan to the Borrower on the Closing Date in a principal amount equal to its Commitment.

2.2 Loans. Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments; provided that the failure of any Lender to make its Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). Amounts repaid or prepaid with respect to any Loan may not be reborrowed.

2.3 Borrowings and Continuations of Loans.

(a) Borrowings.

(i) Notice of Borrowing. Each Borrowing shall be made pursuant to a duly completed and executed irrevocable Notice of Borrowing delivered to the Administrative Agent not later than noon (London, England time) at least three (3) Business Days prior to the requested Borrowing Date (or such shorter period as the Administrative Agent may in its sole discretion agree to). Each Borrowing shall be in a minimum amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Promptly after receipt of a Notice of Borrowing, the Administrative Agent shall notify each Lender thereof. Each Lender shall make available to the Administrative Agent not later than 3:00 p.m. (London, England time) on the requested Borrowing Date in same day funds an amount equal to its Pro Rata Share of such Borrowing. Subject to fulfillment of the applicable conditions precedent in Article 4, the Administrative Agent shall, following its receipt of such funds, make the same available to the Borrower at its account with the Administrative Agent or with such other financial institution reasonably approved by the Administrative Agent.

(b) Certain Limitations. Notwithstanding anything to the contrary herein:

(i) no Loan may be continued beyond its then existing Interest Period if a Default under Section 8.1(a) or 8.1(f) or any Event of Default has occurred and is continuing, in which case such Loan shall bear interest in accordance with Section 2.7(c);

(ii) if prior to the first day of any Interest Period, any Lender reasonably determines (which determination shall be conclusive and binding on the Borrower) that the introduction of or any change in or in the interpretation of any Applicable Law makes it unlawful, or any Governmental Authority asserts that it is unlawful, for such Lender to make or continue any Loan having a rate of interest based on LIBOR, then the Borrower’s right to continue such Loan and each Lender’s obligation to continue any such Loan shall be suspended and each such outstanding Loan of that Lender shall be converted to and maintained as a Loan whose interest rate is based on a rate readily ascertainable by the Administrative Agent on the last day of its then existing Interest Period as the cost of funding such Loan (and which may include the rate as determined by Standard Bank Plc to be its internal prime or similar interest rate for such day, with any change in the rate made by Standard Bank Plc taking effect on the Business Day following such change) until such Lender notifies the Borrower that the circumstances causing such suspension no longer exist, whereupon the provisions of this Agreement otherwise applicable to the making or maintaining of Loans having a rate of interest based on LIBOR shall again apply;

(iii) if prior to the first day of any Interest Period, the Administrative Agent reasonably determines (which determination shall be conclusive and binding on the Borrower) that by reason of circumstances affecting the London interbank market, adequate and reasonable means do not exist for ascertaining LIBOR for such Interest Period, then the Borrower’s right to continue any Loan having a rate of interest based on LIBOR and each Lender’s obligation to maintain any Loan having a rate of interest based on LIBOR shall be suspended and each such outstanding Loan shall be converted to and maintained as a Loan whose interest rate is based on a rate readily ascertainable by the Administrative Agent on the last day of its then existing Interest Period as the cost of funding such Loan (and which may include the rate as determined by Standard Bank Plc to be its internal prime or similar interest rate for such day, with any change in the rate made by Standard Bank Plc taking effect on the Business Day following such change) until the Administrative Agent, acting on the directions of the Majority Lenders, notifies the Borrower that the circumstances causing such suspension no longer exist, whereupon the provisions of this Agreement otherwise applicable to the maintaining of Loans having a rate of interest based on LIBOR shall again apply; and

(iv) if prior to the first day of any Interest Period, the Majority Lenders notify the Administrative Agent that in their reasonable determination (which determination shall be conclusive and binding on the Borrower), LIBOR does not adequately and fairly reflect the cost to the Majority Lenders of maintaining Loans having a rate of interest based on LIBOR for such Interest Period, then the Borrower’s right to continue any such Loan and each Lender’s obligation to maintain any Loan having a rate of interest based on LIBOR shall be suspended and each such outstanding Loan shall be converted to and maintained as a Loan whose interest rate is based on a rate readily ascertainable by the Administrative Agent on the last day of its then existing Interest Period as the cost of funding such Loan (and which may include the rate as determined by Standard Bank Plc to be its internal prime or similar interest rate for such day, with any change in the rate made by Standard Bank Plc taking effect on the Business Day following such change) until the Administrative Agent, acting on the directions of the Majority Lenders, notifies the Borrower that the circumstances causing such suspension no longer exist, whereupon the provisions of this Agreement otherwise applicable to the maintaining of Loans having a rate of interest based on LIBOR shall again apply.

2.4 Prepayments.

(a) Optional. The Borrower may at any time and from time to time voluntarily prepay the Loans, in whole or in part, by delivering to the Administrative Agent an irrevocable notice specifying the proposed prepayment date and the aggregate principal amount of such prepayment no later than 11:00 a.m. (London, England time) at least three (3) Business Days prior to the proposed prepayment date. Each such voluntary prepayment shall be in an amount equal to $500,000 or a whole multiple of $100,000 in excess thereof (or, if less, the aggregate outstanding principal amount of the Loans, as the case may be). If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein.

(b) Mandatory. The Borrower shall make a mandatory prepayment of the Loans in each of the following circumstances:

(i) Asset Sale. If any Asset Sale results in the realization by the Borrower or any Target of Net Cash Proceeds in excess of $500,000 (whether pursuant to a single Disposal or a series of related Disposals), the Borrower shall, within two (2) Business Days of receipt, ensure that all of such Net Cash Proceeds are applied to prepay the outstanding principal amount of the Loans;

(ii) Equity Issuance.

(A) Unless otherwise issued or contributed in connection with a transaction permitted under Section 7.7(g), within two (2) Business Days of receipt by the Borrower or any Target of Net Cash Proceeds from any issuance of Equity Interests by, or any contribution to the share capital of, the Borrower or any Target, the Borrower shall apply all of the Net Cash Proceeds of such issuance of Equity Interests or capital contribution to prepay the outstanding principal amount of the Loans.

(B) Within two (2) Business Days of receipt by the Parent of Net Cash Proceeds from any issuance of its Equity Interests occurring at any time after the earlier of (1) March 31, 2011 and (2) the first date occurring after January 1, 2011 on which the Senior Credit Agreement commitments are increased by at least $10,000,000 as a consequence of the Targets acceding to the Senior Credit Agreement as obligors thereunder in accordance with its terms, the Parent shall ensure that such excess Net Cash Proceeds of such issuance of Equity Interests are applied to prepay the outstanding principal amount of the Loans.

(iii) Debt Issuance. Within two (2) Business Days of receipt by the Borrower or any Target of Net Cash Proceeds from any incurrence of Indebtedness (other than Indebtedness permitted by Section 7.1(a) through 7.1(e)), the Borrower shall apply all of the Net Cash Proceeds of such incurrence of Indebtedness to prepay the outstanding principal amount of the Loans;

(iv) Senior Credit Agreement. If the commitments under the Senior Credit Agreement are increased at any time after the Closing Date by at least $10,000,000 as a consequence of the Targets acceding to the Senior Credit Agreement as obligors thereunder in accordance with its terms, the Obligors shall cause the borrowers under the Senior Credit Agreement to (A) obtain a loan in a principal amount equal to such increased commitments and (B) apply the proceeds of such loan to prepay the outstanding principal amount of the Loans;

(v) Illegality. If any Lender notifies the Administrative Agent and the Borrower that the introduction of or any change in or in the interpretation of any Applicable Law makes it unlawful, or any Governmental Authority asserts that it is unlawful, for such Lender to make or maintain any Loan outstanding hereunder, then such Lender’s obligation to make any Loan or maintain any Loan shall be suspended and the Borrower shall (if not prohibited by Applicable Law) prepay all outstanding Loans of such Lender no later than 11:00 a.m. (London, England time) on the last day of the then existing Interest Period for such Loans (or within such earlier time as may be required by Applicable Law);

(vi) Petrogas Natural Gas Wholesale License. If, by December 31, 2010, EMRA shall not have granted a natural gas wholesale license to Petrogas in accordance with the terms of the Turkish Natural Gas License Regulation and otherwise on terms satisfactory to the Majority Lenders, the Borrower shall prepay $4,000,000 in outstanding principal amount of the Loans (or if less than $4,000,000 is outstanding at such time, such outstanding amount); and

(vii) Acceleration. Immediately upon any acceleration of the maturity of any Loans pursuant to Section 8.2 or Section 8.3, the Borrower shall prepay the principal amount of all outstanding Loans unless, pursuant to Section 8.3, only a portion of all the Loans is so accelerated (in which case the portion so accelerated shall be so prepaid).

(c) No Additional Right; Interest and Prepayment Premium; Ratable Prepayment. The Borrower shall have no right to prepay any Loan except as provided in this Section 2.4, and all notices given pursuant to this Section 2.4 shall be irrevocable and binding upon the Borrower. Each prepayment of any Loan shall be accompanied by accrued interest on the principal amount prepaid to the date of such prepayment and breakage costs, if any, required to be paid pursuant to Section 3.4. The amount of each prepayment shall be applied ratably to the principal amount of each Lender’s Loans in accordance with its Pro Rata Share.

(d) No Consent. Notwithstanding anything to the contrary herein, the mandatory prepayments required pursuant to Section 2.4(b) shall not be deemed to constitute (i) a consent to any Asset Sale, Equity Issuance or incurrence of Indebtedness not otherwise expressly permitted in any Loan Document or (ii) a waiver in respect of any restriction on any Asset Sale, Equity Issuance or incurrence of Indebtedness in any Loan Document.

2.5 Termination or Reduction of Commitments. Notwithstanding anything to the contrary herein, at 5:00 p.m. (London, England time) on the Closing Date, the then unused portion of each Lender’s Commitment (if any) shall be permanently reduced to zero, and no amount of the Commitment so reduced may be subsequently reinstated. Each such reduction shall take effect automatically and without any need for further action on the part of such Lender, any Obligor or any Agent.

2.6 Repayment of Loans. On the Maturity Date, the Borrower shall repay to the Administrative Agent, for the ratable benefit of the Lenders, the entire principal amount of the Loans then outstanding.

2.7 Interest.

(a) Interest on Loans. On each Interest Payment Date, the Borrower shall pay interest in respect of the outstanding principal amount of each Loan at a rate per annum equal to LIBOR during the relevant Interest Period for such Loan plus the Applicable Margin; provided that if any circumstance in Section 2.3(b)(ii), Section 2.3(b)(iii) or Section 2.3(b)(iv) occurs which results in any Loan being maintained on a basis other than LIBOR, the Borrower shall pay interest in respect of the outstanding principal amount of such Loan at a rate per annum equal to the alternative rate identified in Section 2.3(b)(ii), Section 2.3(b)(iii) or Section 2.3(b)(iv), as applicable plus the Applicable Margin at the end of each Fiscal Quarter or at such other times as may be reasonably determined by the Administrative Agent.

(b) Additional Interest; Mandatory Costs. If any Lender is required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (as defined in Regulation D of the Board of Governors of the Federal Reserve System of the United States of America) or to comply with any applicable requirements of the European Central Bank, the Bank of England, the Financial Services Authority or any other Governmental Authority in connection with making or maintaining of any Loan (including any marginal, special, emergency or supplemental reserves), then the Borrower shall pay to such affected Lender additional interest on the unpaid principal amount of such Loan from its effective date until its repayment in full, to compensate such Lender for its cost of compliance therewith. Such additional interest shall be determined by such Lender and notified to the Borrower through the Administrative Agent (such notice to include the calculation of such additional interest, which calculation shall be conclusive and binding on the Borrower in the absence of manifest error). Any additional interest shall be due and payable on each Interest Payment Date following the date of the Administrative Agent’s notice to the Borrower to pay any such amount.

(c) Default Interest. If a Default under Section 8.1(a) or 8.1(f) or an Event of Default shall have occurred and be continuing, then all Loans (whether or not then due) shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to this Section 2.7 plus an additional 2.00% per annum. In addition, all amounts (other than the principal amount of the Loans) not paid when due hereunder (including, to the extent permitted by Applicable Law, all overdue interest and fees) shall bear interest at a rate per annum equal to the rate that would have been payable if such overdue amount had been deemed to constitute a Loan with an Interest Period of three (3) months initially borrowed on the date such amount became overdue, plus an additional 2.00% per annum.

2.8 Fees. The Borrower shall pay the “Arrangement Fee” set forth in the term sheet attached to the Fee Letter and all fees set forth in the Mandate Letter in accordance with the terms thereof, and all such fees shall be fully earned and nonrefundable when paid (regardless of whether any Borrowing contemplated by this Agreement is requested), shall be paid in immediately available funds when due, shall not be subject to any counterclaim or set off and shall be in addition to, and not in lieu of, and any other fees, reimbursements of out-of-pocket costs and expenses payable by the Borrower under this Agreement or any other Loan Document.

2.9 Computation of Interest and Fees. All computations of interest and fees shall be made by the Administrative Agent, on the basis of a year of three hundred and sixty (360) days, in each case for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Administrative Agent of an interest rate or fee shall be conclusive and binding on the Borrower for all purposes, absent manifest error.

2.10 Payment Procedures; Clawback.

(a) Payments by Borrower. The Borrower and each other Obligor shall make each payment required of it under this Agreement and any other Loan Document not later than 11:00 a.m. (London, England time) on the date due in Dollars to the Administrative Agent at its Funding Office, or such other location as the Administrative Agent may designate in writing to the Borrower or other Obligor in same day funds without deduction, set off, or counterclaim of any kind. Upon its actual receipt of such payment in same day funds without deduction, set-off or counterclaim of any kind, the Administrative Agent shall promptly thereafter calculate and cause to be distributed ratably to each Lender in accordance with such Lender’s Pro Rata Share at such Lender’s respective Funding Office or to an account of such Lender as notified to the Administrative Agent at least five (5) Business Days prior to such distribution, like funds relating to the payment of principal, interest, fees or any other amounts (other than amounts payable solely to the Administrative Agent or a specific Lender), in each case to be applied in accordance with this Agreement. If the Administrative Agent makes a payment to a Lender in circumstances where the Administrative Agent was for any reason not in actual receipt of same day funds for such payment without deduction, set off or counterclaim (it being understood that the Administrative Agent shall have no obligation to make such a payment unless and until it actually receives such funds from the Obligors), then such Lender shall on demand therefor promptly refund such payment to the Administrative Agent together with accrued interest thereon from the date of its receipt of such payment to the date such refund is received by the Administrative Agent, such interest to be based on the rate determined by the Administrative Agent as its cost of funding for such payment.

(b) Non-Business Day Payments. If any payment of principal on a Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day, unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal on a Loan pursuant to the preceding sentence, interest thereon shall be payable at the applicable interest rate during such extension as determined by the Administrative Agent in its reasonable discretion. In the case of fees or any other amount under a Loan Document (other than principal or interest) that becomes due and payable on a day other than a Business Day, such amount shall be payable on the next succeeding Business Day.

2.11 Evidence of Indebtedness. The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in accordance with its usual practice in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive and binding on the Borrower absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto

2.12 Sharing of Payments by Lenders.

(a) Sharing. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set off, or otherwise) in respect of any principal or interest on account of its Loans in excess of its Pro Rata Share, such Lender (the “Purchasing Lender”) shall promptly notify the Administrative Agent to such effect and shall be deemed to have forthwith purchased from the other Lenders participations in their Loans as shall be necessary to cause the Purchasing Lender to share the excess payment received ratably with the other Lenders; provided however that if all or any portion of such excess payment is thereafter recovered by each other Lender, the Purchasing Lender’s purchase from such other Lender shall be rescinded and such other Lender shall repay to the Purchasing Lender the purchase price to the extent of its Pro Rata Share of such recovery. The Borrower agrees that any Purchasing Lender that is deemed to have purchased a participation from another Lender may, to the fullest extent permitted by Applicable Law, exercise all its rights of payment (including the right of set off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

(b) Exceptions to Sharing. Section 2.12(a) shall not apply to (i) any payment made by an Obligor to a Lender pursuant to and in accordance with the express terms of this Agreement or any other Loan Document or (ii) any consideration received by a Lender in relation to any assignment made by it or participation granted by it in accordance with Section 11.7.

ARTICLE 3

TAXES AND YIELD PROTECTION

3.1 Taxes.

(a) No Deduction for Certain Taxes. Any and all payments by each Obligor shall be made free and clear of and without deduction for any and all present and future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Secured Party, taxes imposed on its income by the jurisdiction under the laws of which such Secured Party (as the case may be) is organized or any political subdivision of the jurisdiction (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”) and, in the case of each Secured Party, Taxes by the jurisdiction of such Secured Party’s Funding Office or any political subdivision of such jurisdiction. If any Obligor shall be required by law to deduct any Taxes from or in respect of any sum payable to any Secured Party, (i) the sum payable shall be increased as may be necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 3.1), such Secured Party or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Obligor shall make such deductions and (iii) such Obligor shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with Applicable Law.

(b) Other Taxes. In addition, each Obligor agrees to pay (i) any present and future stamp and documentary taxes and any other excise or property taxes, charges and similar levies and (ii) any value added taxes imposed by the jurisdiction in which the Obligor is resident, in each of (i) and (ii) above, arising from any payment made or from the execution, delivery, registration or enforcement of, or otherwise with respect to, this Agreement and the other Loan Documents (hereinafter referred to as “Other Taxes”).

(c) Indemnification for Taxes. Each Obligor indemnifies each Secured Party for the full amount of Taxes and Other Taxes (including any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 3.1) paid by such Secured Party and any liability (including interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Each payment required to be made by an Obligor in respect of this indemnification shall be made to the Administrative Agent for the benefit of any party claiming such indemnification within thirty (30) days from the date such Obligor receives written demand therefor from the Administrative Agent on behalf of itself as Administrative Agent or any such Secured Party. If any Secured Party receives a refund in respect of any Taxes paid by an Obligor under this clause (c), such Secured Party shall promptly pay to such Obligor such Obligor’s share of such refund as reasonably determined by such Secured Party.

3.2 Increased Costs.

(a) Change in Law. If, due to either (i) the introduction of or any change in or in the interpretation of any Applicable Law that becomes effective after the Closing Date or (ii) the compliance with any guideline or request from any Governmental Authority (whether or not having the force of law) that becomes effective after the Closing Date, there shall be any increase in the cost to any Lender of agreeing to make or making, funding, or maintaining any Loan (whether as a result of any consequent change in its basis of taxation, any consequent introduction of additional regulatory fees or deposits or otherwise), then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), immediately pay to the Administrative Agent for the account of such Lender such additional amounts as shall be sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost and detailing the calculation of such cost submitted to the Borrower and the Administrative Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error.

(b) Capital Adequacy. If any Lender determines in good faith that compliance with any Applicable Law that becomes effective after the Closing Date or any guideline or request from any Governmental Authority (whether or not having the force of law) that becomes effective after the Closing Date affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender’s Commitment or Loan, then, upon ten (10) days’ prior written notice by such Lender (with a copy of any such demand to the Administrative Agent), the Borrower shall immediately pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, such additional amounts as shall be sufficient to compensate such Lender, in light of such circumstances, with respect to such Lender, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender’s Commitment or Loan. A certificate as to such amounts and detailing the calculation of such amounts submitted to the Borrower by such Lender shall be conclusive and binding for all purposes, absent manifest error.

(c) Clawback Limitation. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.2 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 3.2 for any increased costs incurred or reductions suffered more than one hundred and eighty (180) days prior to the date that such Lender, as the case may be, notifies the Borrower of the event or circumstance giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the event or circumstance giving rise to such increased costs or reductions is retroactive, then the one hundred and eighty (180) day period referred to above shall be extended to include the period of retroactive effect thereof).

3.3 Mitigation Obligations. If any Lender requests compensation under Section 3.1 or Section 3.2, then such Lender shall use reasonable efforts to designate a different Funding Office for funding or booking its Loans, or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable by the Borrower pursuant to Section 3.1 or Section 3.2 in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all costs and expenses incurred by any Lender in connection with any such designation or assignment; provided that such costs and expenses incurred by any Lender in connection with any such designation or assignment are not greater than amounts payable under Section 3.1 or Section 3.2.

3.4 Breakage Costs. The Borrower agrees to indemnify each Lender on demand for, and to hold each Lender harmless from, any Tax, loss or expense that such Lender may sustain or incur as a consequence of (a) the Borrower’s failure to borrow or continue any Loan after requesting the same, (b) the Borrower’s failure to make any prepayment of Loans after the Borrower has given a notice thereof or (c) the making of a prepayment of Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed or continued, for the period from the date of such prepayment or of such failure to borrow or continue to the last day of such Interest Period (or, in the case of a failure to borrow or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the London interbank market. A certificate as to any amounts payable pursuant to this Section 3.4 submitted by such Lender to the Borrower through the Administrative Agent shall be conclusive absent manifest error.

3.5 Survival. The obligations of each Obligor under this Article 3 shall survive the termination of the Commitments and the payment in full in cash of all Obligations.

ARTICLE 4

CONDITIONS PRECEDENT

4.1 Conditions to Closing. The obligation of each Lender to make its Loan hereunder is subject to the satisfaction of the following conditions precedent:

(a) Credit Agreement. This Agreement shall have been duly executed and delivered by the Borrower, the Parent Guarantors, the Lenders party hereto on the Closing Date and the Agents. The Administrative Agent and the Lenders shall be satisfied that Petrogas shall, or will substantially concurrently with the consummation of the Acquisition, execute and deliver a Joinder Agreement and become party hereto as a Guarantor.

(b) Notes. The Borrower shall have duly executed and delivered a Note to each Lender party hereto on the Closing Date that has requested one.

(c) Security Documents. The Security Documents (other than the Amity Security Documents and the Security Documents to be executed pursuant to Section 6.14(d)) and all related documents (including share certificates and share transfer forms) that are required to be delivered in connection with such Security Documents (other than those to be delivered after the Closing Date as referred to in Section 6.14) shall have been or will, substantially concurrently with the consummation of the Acquisition, be duly executed and delivered by the Obligors party thereto to the Collateral Agent.

(d) Other Loan Documents. The Mandate Letter and each other Loan Document to be entered into on the Closing Date shall have been duly executed and delivered by the parties thereto.

(e) Governmental Authorizations; Third Party Consents. The Administrative Agent and the Lenders shall be satisfied that:

(i) Competition Board Approval has been obtained and is in full force and effect;

(ii) Dalea has waived the negative covenants set forth in Section 10(a), Section 10(f) and Section 10(h) of the Dalea Credit Agreement and has consented to the Loans, the granting of Security Interests, the guarantees of the Obligations and the other transactions contemplated by the Loan Documents; and

(iii) all other approvals, authorizations and consents from any Governmental Authority (including the Competition Board, EMRA or GDPA) and third parties (including any party to the TPAO Joint Operating Agreement) needed to consummate the transactions contemplated by the Loan Documents have been obtained and are in full force and effect.

(f) Consummation of Acquisition. Each of the following shall have occurred, or shall occur substantially concurrently with the making of the Loans hereunder, in each case on terms and conditions reasonably satisfactory to the Administrative Agent and the Lenders:

(i) the advance of the loan evidenced by the Acquisition Intercompany Payable, yielding cash proceeds in an aggregate amount at least equal to the greater of (A) $50,000,000 and (B) 68.9% of the Acquisition Consideration;

(ii) the satisfaction of all conditions precedent in Section 3.1 of the Acquisition Agreement (or, with the prior written consent of the Majority Lenders in their sole discretion, the waiver of any of such conditions precedent);

(iii) the performance by each of the Seller and Zorlu Holding A.Ş. of all of their respective obligations under Section 4.2 and Section 4.3 of the Acquisition Agreement (or, with the prior written consent of the Majority Lenders in their sole discretion, the waiver by the Borrower of any of such obligations);

(iv) the performance by the Borrower of all of its obligations under Section 4.4 of the Acquisition Agreement, other than the payment of such portion of the Acquisition Consideration to be financed by the Loans to be made hereunder (or, with the prior written consent of the Majority Lenders in their sole discretion, the waiver by the Seller and Zorlu Holding A.Ş. of any of such obligations); and

(v) the due execution and delivery by the Borrower, the Seller and certain Affiliates of the Seller of (A) the Gas Connection Agreement, (B) the Gas Purchase Framework Agreement, (C) the Gas Purchase Protocols, (D) the Gas Storage Agreement and (E) the Gas Well Participation Agreement, each as more fully described in Section 1.5 of the Acquisition Agreement.

(g) Acquisition Documents. The Administrative Agent shall have received a certificate from a Responsible Officer of the Borrower attaching a true, correct and complete copy of all Acquisition Documents on the Closing Date (and, if any Acquisition Document is not in the English language, an English translation thereof to the extent requested by the Administrative Agent (acting reasonably)).

(h) Hydrocarbon Licenses. The Collateral Agent shall have received a certificate from a Responsible Officer of the Borrower attaching a true, correct and complete copy of all Hydrocarbon Licenses held by each Target on the Closing Date (and, if any such Hydrocarbon License is not in the English language, an English translation thereof to the extent requested by the Collateral Agent (acting reasonably)).

(i) Eligible Contracts. The Collateral Agent shall have received a certificate from a Responsible Officer of the Borrower attaching a true, correct and complete copy of all Eligible Contracts to which each Target is a party on the Closing Date (and, if any such Eligible Contract is not in the English language, an English translation thereof to the extent requested by the Collateral Agent (acting reasonably)).

(j) Due Diligence Report; Reliance Letter. The Administrative Agent shall have received (i) a complete copy of the due diligence reports (including all supplemental reports thereto, the “Borrower Diligence Report”)) prepared by Şengüler & Şengüler Law Office in connection with the Acquisition, and the Administrative Agent and the Lenders shall be satisfied in all respects with the contents thereof (including the assets, business, condition (financial or otherwise), liabilities, management and operations of each Target), (ii) a duly executed reliance letter from Şengüler & Şengüler Law Office, in form and substance reasonably satisfactory to the Administrative Agent, permitting the Administrative Agent and the Lenders to rely on the contents of such due diligence reports and (iii) a supplemental due diligence report to the Borrower Diligence Report prepared by Herguner, Bilgen and Ozeke satisfactory to the Administrative Agent and the Lenders.

(k) Process Agent. The Administrative Agent shall have received evidence to its reasonable satisfaction that CT Corporation shall have agreed to act as agent for service of process on behalf of the Obligors party hereto on the Closing Date.

(l) Resolutions, etc. The Administrative Agent shall have received from each Obligor party hereto on the Closing Date (other than Petrogas), as applicable:

(i) a copy of a good standing certificate (or, if such concept does not exist under the laws of such Obligor’s jurisdiction of organization, an equivalent thereof reasonably acceptable to the Administrative Agent to the extent available or practicable) in respect of such Obligor, dated a date reasonably close to the Closing Date; and

(ii) a certificate, dated the Closing Date, duly executed and delivered by a Responsible Officer of such Obligor as to:

(A) resolutions of each such Obligor’s board of directors or similar governing body of such Person then in full force and effect authorizing the execution, delivery and performance of each Loan Document to be executed by such Obligor and the transactions contemplated hereby and thereby and attaching copies thereof;

(B) the incumbency and signatures of those of its officers authorized to act with respect to each Loan Document to be executed by such Obligor; and

(C) the full force and validity of each Organizational Document of such Obligor and attaching copies thereof.

In addition, the Administrative Agent shall have received (x) duly executed powers of attorney granted by Petrogas authorizing the execution, delivery and performance of the Joinder Agreement and each other Loan Document to which Petrogas is to be a party on the Closing Date and the transactions contemplated thereby and (y) board resolutions of Petrogas authorizing such powers of attorney.

(m) Financial Assistance; Whitewash Procedures. The form of all board resolutions, shareholder resolutions and other documents required in connection with the Whitewash Procedures shall have been agreed to and finalized between the Administrative Agent, the Lenders and the Borrower, and the Administrative Agent and the Lenders shall be reasonably satisfied that the Borrower will be able to ensure that Amity performs the actions set forth in Section 6.14(a).

(n) Escrow Arrangements. The Collateral Agent shall be reasonably satisfied with all arrangements for the delivery of the certificates (if any) representing the Equity Interests of Petrogas held by Amity and share register of Petrogas into the possession of a custodial agent appointed by the Borrower and reasonably acceptable to the Majority Lenders.

(o) Solvency. The Administrative Agent shall have received a solvency certificate, signed by the chief financial officer of the Borrower, confirming that both immediately before and immediately after the making of the Loans hereunder and the consummation of the Acquisition, each Obligor and each Target (if not yet an Obligor) will be, individually and together with its respective Subsidiaries on a consolidated basis, Solvent.

(p) Legal Opinions. The Administrative Agent shall have received a favorable legal opinion, each to be dated on or about the Closing Date and in form and substance satisfactory to the Administrative Agent, from (i) Conyers Dill & Pearman Limited, special Bermuda counsel to the Administrative Agent, (ii) Şengüler & Şengüler Law Office, Turkish counsel to the Borrower, (iii) Mallesons Stephen Jaques, Australian counsel to the Administrative Agent, (iv) Higgs & Johnson, Bahamas counsel to the Administrative Agent, (v) Herguner, Bilgen and Ozeke, Turkish counsel to the Administrative Agent, (vi) Jones Day, special English counsel to the Administrative Agent and (vii) Jones Day, special New York counsel to the Administrative Agent.

(q) Financial Statements. The Administrative Agent shall have received a copy of the financial statements referred to in Section 5.5(a), and shall be satisfied with the contents thereof.

(r) Fees, Expenses, etc. The Administrative Agent shall have received for its own account and for the account of each Lender, as applicable, (i) all fees (including without limitation the “Arrangement Fee” in the amount set forth on the term sheet attached to the Fee Letter), costs and expenses due and payable pursuant to the Fee Letter and (ii) all costs and expenses due and payable pursuant to Section 11.5 for which invoices have been presented.

(s) “Know-Your-Customer” Documentation. The Administrative Agent shall have received, and be reasonably satisfied in form and substance with, all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, the United Kingdom Proceeds of Crime Act 2002 and the United Kingdom Money Laundering Regulations 2003.

(t) Debt Service Reserve Account. The Collateral Agent shall have received evidence to its satisfaction that the Debt Service Reserve Account has been established and funded with an amount equal to the Debt Service Reserve Amount.

(u) Reserves Report. The Administrative Agent shall have received a copy of the Reserves Report, and the Administrative Agent and the Lenders shall be satisfied in all respects with the contents thereof.

(v) Miscellaneous. Each of the Administrative Agent and the Collateral Agent and the Lenders shall have received such other documents and information reasonably requested by it in connection with the transactions contemplated by the Acquisition Documents and the Loan Documents.

(w) Insurance. The Collateral Agent shall have received a certificate of insurance in respect of each insurance policy required to be maintained by the Borrower and the Targets pursuant to Section 6.8.

4.2 Conditions to Borrowing. The obligation of each Lender to make or maintain any Loan shall be subject to the satisfaction of each of the following additional conditions precedent:

(a) Compliance with Warranties, No Default, etc. Both before and after giving effect to any Loan the following statements shall be true and correct:

(i) the representations and warranties in each Loan Document shall, in each case, be true and correct in all material respects with the same effect as if then made (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); and

(ii) no Default or Event of Default shall have then occurred and be continuing.

(b) Satisfactory Legal Form; Delivery. The Notice of Borrowing required to be delivered pursuant to Section 2.3(a)(i) shall have been duly executed and delivered to the Administrative Agent in accordance with the provisions thereof by or on behalf of the Borrower and shall be reasonably satisfactory in form and substance to the Administrative Agent; and the Administrative Agent shall have received all information, approvals, opinions, documents or instruments as it may have reasonably requested.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

To induce the Secured Parties to enter into this Agreement, each Obligor represents and warrants to the Agents and the Lenders as follows:

5.1 Existence; Subsidiaries. Each Obligor and each Target (if not yet an Obligor) is duly organized, validly existing and in good standing (if such concept exists under the laws of its jurisdiction of organization) under the laws of its jurisdiction of formation, and is qualified to do business in each jurisdiction where its ownership or lease of property or conduct of its business requires such qualification. Upon the consummation of the Acquisition, (a) Amity will have no Subsidiaries other than Petrogas and (b) Petrogas will have no Subsidiaries.

5.2 Capacity; Authorization; Non-Contravention. The execution, delivery, and performance by each Obligor and each Target (if not yet an Obligor) of each Acquisition Document and each Loan Document to which it is a party, the performance of its obligations thereunder and the consummation of the transactions contemplated thereby (a) are within its corporate powers, (b) have been duly authorized by all necessary corporate and other organizational action, (c) do not contravene its Organizational Documents, (d) do not violate any Applicable Law or Contractual Obligation (including any obligations in respect of the TPAO Joint Operating Agreement, the Maya MoU, the Calik Farm-In Participation Agreement and each other Material Contract) applicable to it and (e) will not result in the creation or imposition of any Lien prohibited by this Agreement.

5.3 Governmental Authorizations; Other Consents. No approval, authorization, consent, order or other action by, and no filing with or notice to, any Governmental Authority (including the Competition Board, EMRA or GDPA) or any other Person is required for, the due execution and delivery by each Obligor and each Target (if not yet an Obligor) of each Acquisition Document and each Loan Document to which it is a party, the performance of its obligations thereunder or the consummation of the transactions contemplated thereby, other than (a) any filing required to be made in connection with the perfection of the Liens under the Security Documents, (b) the obtaining of Competition Board Approval and (c) the completion of the Whitewash Procedures.

5.4 Binding Effect. Each Loan Document to which each Obligor and each Target (if not yet an Obligor) is a party has been duly executed and delivered by it, and constitutes its legal, valid, and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by any Applicable Law relating to bankruptcy, insolvency, moratorium, liquidation, reorganization or relief of debtors affecting creditors’ rights generally and by general principles of equity.

5.5 Financial Statements; Reserves Report; No Material Adverse Effect.

(a) The unaudited compiled balance sheet of each Target as at December 31, 2008 and December 31, 2009, and the related statements of income and of cash flows for the Fiscal Years ended on such dates, copies of which have been delivered to the Administrative Agent and each Lender on or prior to the date hereof, present fairly the consolidated financial condition of each Target as at such dates. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as disclosed therein). As of the date of such financial statements, there were no material Guarantee Obligations, contingent liabilities or liabilities for taxes, unusual forward or long term commitments, interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, or unrealized or anticipated losses (except as disclosed therein) affecting each Target for which adequate reserves have not been set aside in accordance with GAAP.

(b) The Reserves Report is accurate and complete in all material respects as of the Closing Date, and does not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements contained therein not misleading as of the Closing Date. Since the date of the Reserves Report, there has not been any event or circumstance affecting the Hydrocarbon Interests of the Targets that could reasonably be expected to have a Material Adverse Effect.

5.6 Disclosure. All written information (excluding projections, estimates and pro forma financial information) furnished by or on behalf of each Obligor and each Target (if not yet an Obligor) to any Secured Party in connection with this Agreement or any other Loan Document (including the financial statements referred to in Section 5.5(a)) is accurate and complete in all material respects on the date as of which such information was furnished, and does not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements contained therein not misleading at such time. All projections, estimates and pro forma financial information furnished by or on behalf of each Obligor and each Target (if not yet an Obligor) to any Secured Party were prepared on the basis of assumptions, data, information, tests, or conditions believed in good faith to be reasonable at the time such projections, estimates and pro forma financial information were furnished.

5.7 Litigation. Except as specified in Item 5.7 of the Disclosure Schedule, to the best of the knowledge of each Obligor and to the best knowledge of each Obligor in respect of any Target not yet an Obligor after due inquiry, there is no pending or threatened action or proceeding affecting it or such Target before any court, Governmental Authority or arbitrator which could reasonably be expected to have a Material Adverse Effect or which purports to affect the legality, validity, binding effect or enforceability of any Loan Document. To the best of the knowledge of each Obligor and to the best knowledge of each Obligor in respect of any Target not yet an Obligor after due inquiry, there is no pending or threatened action or proceeding instituted against it or such Target which seeks to adjudicate it or such Target as bankrupt or insolvent, or which seeks its or such Target’s liquidation, winding up, reorganization, or which seeks a composition of its or such Target’s debts under any Applicable Law relating to bankruptcy, insolvency, moratorium, liquidation, reorganization or relief of debtors, or which seeks the entry of an order for the appointment of an administrator, administrative receiver, receiver, receiver and manager, liquidator, provisional liquidator, trustee, custodian, conservator or other similar official for it or such Target or for any substantial part of its or such Target’s property.

5.8 Contractual Obligations; No Default. The Borrower and each Target is not in default under or with respect to, or a party to, any Hydrocarbon License or any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.9 Ownership of Properties. The Borrower and each Target has good and indefeasible title to, or valid license, leasehold or other rights in, all of its properties necessary for the conduct of its business as is customary in the oil and gas industry, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The properties of each Obligor and each Target (if not yet an Obligor) necessary for the ordinary conduct of its business is in good repair, working order and condition (ordinary wear and tear excepted) and such property has not been materially and adversely affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, hurricane, accident, strike or other labor disturbance, embargo, requisition, expropriation, cancellation of contracts, permits, or concessions (including any Hydrocarbon License) by a Governmental Authority, riot, activities of armed forces, acts of god or any public enemy.

5.10 Liens. Other than as permitted pursuant to Section 7.2, none of the properties of the Borrower or each Target (including its Hydrocarbon Licenses) is subject to any Lien. All filings, recordings, registrations, third party consents and other actions to be taken on the part of each Obligor and each Target (if not yet an Obligor) necessary to create and perfect the Liens provided for in the Security Documents have been or will be made, obtained and taken in all relevant jurisdictions in a timely manner, and the provisions of each Security Document to which it is a party is effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a Security Interest (subject to the Liens permitted by Section 7.2) in respect of all of its right, title and interest in the Collateral described in such Security Document.

5.11 Compliance with Law. Each Obligor and each Target (if not yet an Obligor) is in compliance with all Applicable Laws, except to the extent any non-compliance could not reasonably be expected to have a Material Adverse Effect.

5.12 Environmental Compliance. Notwithstanding the provisions of Section 5.11, each Obligor and each Target (if not yet an Obligor) has obtained all permits under Environmental Law necessary for the exercise of its rights with respect to, and operation of, its properties and the conduct of its business. The Borrower and each Target has at all times been and is in compliance with all applicable Environmental Law except to the extent any such noncompliance has not resulted in and could not reasonably be expected to result in exposure of such Obligor to Environmental Liability in excess of $1,000,000. To the best knowledge of each Obligor and each Target (if not yet an Obligor) after due inquiry, none of the present or previously owned or operated properties of such Obligor or such Target has been investigated or identified as a potential site for removal, remediation, cleanup, closure, restoration, reclamation, or other response activity under any Environmental Law or has been the site of any Release of Hazardous Materials from present or past activities.

5.13 Insurance. The properties of each Obligor and each Target (if not yet an Obligor) are insured with financially sound and reputable insurance companies (not being Affiliates thereof), in such amounts, with such deductibles and covering such risks as are customarily maintained by Persons engaged in the oil and gas exploration and production industry and owning or operating in similar localities where each Obligor and each Target (if not yet an Obligor) is based.

5.14 Use of Proceeds. Each Loan will be used by the Borrower for the purposes described in Section 6.11. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no Loan will be used to purchase or carry any margin stock in violation of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

5.15 Investment Company Act. Neither the Borrower nor each Target is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940.

5.16 Taxes. All tax returns required to be filed by or on behalf of each Obligor and each Target (if not yet an Obligor) have been duly filed on a timely basis or appropriate extensions have been obtained, except where the failure to so file could not reasonably be expected to have a Material Adverse Effect, and such tax returns are true, correct and complete. All taxes shown to be payable on such tax returns or on subsequent assessments with respect thereto will have been paid in full on a timely basis, and no other taxes will be payable by each Obligor and each Target (if not yet an Obligor) with respect to items or periods covered by such tax returns, except in each case to the extent of any taxes that are being contested in good faith and for which adequate reserves in accordance with GAAP shall have been set aside.

5.17 Pension Plans. Each Obligor and each Target (if not yet an Obligor) is in compliance in all material respects with all Applicable Law relating to any pension plans or employee benefit plans. Without prejudice to the foregoing, no “reportable event,” as defined in Section 4043 of ERISA, has occurred or is reasonably expected to occur and no Obligor and no Target (if not yet an Obligor) maintains any employee pension benefit plan which is subject to the provisions of Title IV of ERISA.

5.18 Solvency. Both before and after giving effect to any Loan, each Obligor and each Target (if not yet an Obligor) is and will be, individually and together with its Subsidiaries on a consolidated basis, Solvent.

5.19 Hydrocarbon Licenses; Natural Gas Wholesale Licenses; Eligible Contracts. Item 5.19 of the Disclosure Schedule contains a true, correct and complete list of all Hydrocarbon Licenses and Natural Gas Wholesale Licenses in which each Target has rights and all Eligible Contracts currently in effect, and a copy of each such Eligible Contract and Hydrocarbon License and Natural Gas Wholesale License, certified by a Responsible Officer of the Borrower or the relevant Target as being true, complete and in full force and effect, has been delivered to the Collateral Agent (together with, if any such Hydrocarbon License, Natural Gas Wholesale License or Eligible Contract is not in the English language, an English translation thereof to the extent requested by the Collateral Agent (acting reasonably)). All of the petroleum rights accruing to each Target under its Hydrocarbon Licenses and Natural Gas Wholesale Licenses have been duly registered with (as applicable) EMRA, GDPA and each other applicable Governmental Authority. The Borrower is not party to any Eligible Contract or Material Contract and has no rights under any Hydrocarbon License or Natural Gas Wholesale License.

5.20 Deposit Accounts. Item 5.20 of the Disclosure Schedule contains a true, correct and complete list of all deposit accounts, securities accounts and commodities accounts owned by the Borrower and each Target.

5.21 Status of Obligations. The Obligations constitute direct, secured, unsubordinated and unconditional obligations of the Borrower and each Guarantor, ranking at least pari passu with the claims of all of the Borrower’s and each Guarantor’s other creditors, except those creditors whose claims are mandatorily preferred under Applicable Law.

5.22 Immunity from Suit. No Obligor and no Target (if not yet an Obligor) nor any of its respective assets is entitled to immunity from suit, execution, attachment or other legal process in any jurisdiction. The entry by each Obligor into this Agreement and the other Loan Documents to which it is party constitutes, and the exercise of its respective rights and performance of and compliance with its respective obligations under this Agreement and the other Loan Documents will constitute, private and commercial acts done and performed for private and commercial purposes.

ARTICLE 6

AFFIRMATIVE COVENANTS

Each Obligor covenants with the Secured Parties that, until all Commitments have been terminated and all Obligations (other than contingent Obligations not then due and payable) have been paid in full in cash, it shall, and shall cause each of its Subsidiaries (and in the case of the Borrower, its Subsidiaries that are Targets only) to, comply with the following provisions of this Article 6.

6.1 Financial Statements.

(a) Annual Financial Statements. As soon as available, but in any event within ninety (90) days after the end of each Fiscal Year, commencing with the Fiscal Year ending December 31, 2010, the Borrower shall deliver to the Administrative Agent (with sufficient copies for each Lender) a copy of (i) the audited consolidated balance sheet of the Parent and the related audited consolidated statements of income and of cash flows for such Fiscal Year and (ii) the unaudited consolidated balance sheet of each Target as at the end of such Fiscal Year and the related unaudited consolidated statements of income and of cash flows for such Fiscal Year, in the case of clause (i), reported on without a going concern or like qualification or exception, or qualification arising out of the scope of the audit, by KPMG LLP or another “Big Four” US firm of independent certified public accountants otherwise reasonably acceptable to the Administrative Agent.

(b) Quarterly Financial Statements. As soon as available, but in any event not later than forty-five(45) days after the end of each of the first three (3) Fiscal Quarters of each Fiscal Year, commencing with the Fiscal Quarter ending March 31, 2011, the Borrower shall deliver to the Administrative Agent (with sufficient copies for each Lender) a copy of (i) the unaudited consolidated balance sheet of the Parent as at the end of such Fiscal Quarter and the related unaudited consolidated statements of income and of cash flows for such Fiscal Quarter and the portion of the Fiscal Year through the end of such Fiscal Quarter and (ii) the unaudited consolidated balance sheet of each Target as at the end of such Fiscal Quarter and the related unaudited consolidated statements of income and of cash flows for such Fiscal Quarter and the portion of the Fiscal Year through the end of such Fiscal Quarter, in each case certified by a Responsible Officer of the Parent as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of footnotes).

(c) Turkish Reporting Requirements. Concurrently with delivery thereof to the relevant Person or Governmental Authority in Turkey, the Borrower shall deliver to the Administrative Agent (with sufficient copies for each Lender) semi-annual financial reports of each Target required to be delivered under Applicable Law in Turkey.

(d) GAAP Reporting. All financial statements required to be delivered pursuant to Section 6.1(a) and Section 6.1(b) shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein.

(e) Compliance Certificate. Concurrently with the delivery of the financial statements pursuant to Section 6.1(a) and Section 6.1(b), the Borrower shall deliver to the Administrative Agent (with sufficient copies for each Lender) a Compliance Certificate and certifying as to the representations and warranties in each Loan Document and that no Default or Event of Default shall have then occurred and be continuing.

(f) Environmental Compliance. Concurrently with the delivery of the financial statements pursuant to Section 6.1(a) and Section 6.1(b), the Borrower shall deliver to the Administrative Agent (with sufficient copies for each Lender) a certificate of a Responsible Officer of the Borrower as to (i) the existence of any event, development or circumstance during the immediately preceding Fiscal Quarter which has resulted, or could reasonably be expected to result, in any Target or the Borrower being exposed to Environmental Liability in an amount greater than $1,000,000 and (ii) what action the relevant Target or the Borrower has taken, or proposes to take with respect thereto.

(g) Other Information. Promptly upon reasonable request therefor, any other information regarding the business, assets (including Hydrocarbon Interests in Turkey), condition (financial or otherwise), results of operations or prospects of the Borrower and each Target and their respective Subsidiaries or any other Obligor, to the extent such information is reasonably required by the Administrative Agent or the Majority Lenders in connection with their assessment of the ability of any Obligor to comply with the terms of this Agreement and any other Loan Document. All costs and expenses incurred in connection with the provision of such information shall be borne by the Borrower.

6.2 Information on Hydrocarbon Interests.

(a) Site Visits. Each Obligor shall, and the Borrower shall cause any Target (if not yet an Obligor) to, permit representatives of the Administrative Agent (at their sole risk) to visit and inspect any location that is the subject of a Hydrocarbon License upon giving no less than five (5) Business Days’ prior written notice and to discuss the business, assets (including the Hydrocarbon Interests in Turkey), condition (financial or otherwise), operations or prospects of any Obligor or any Target, with any applicable officers and employees of such Obligor or such Target who participate in such site visits and, consistent with the provisions of Section 6.10, to follow up with its certificated public accountants. The Obligors shall bear all costs and expenses incurred by such Agent in connection with any such visit, inspection or examination; provided that so long as no Event of Default shall have occurred and be continuing, such Obligors shall not be obligated to bear such costs and expenses for more than one (1) such visit, inspection or examination in any calendar year.

(b) Eligible Contracts. No later than sixty (60) days before the expiry of any Eligible Contract, each of the Borrower and the Subsidiary Guarantors shall notify the Collateral Agent and the Lenders as to whether or not it proposes to renew such Eligible Contract and, if so, the material terms on which it proposes to effect such renewal. No later than fourteen (14) days prior to executing the definitive documentation for any renewed Eligible Contract, each of the Borrower and the Subsidiary Guarantors shall provide the Collateral Agent and the Lenders with a copy thereof (and if such documentation is not in the English language, a certified English language translation thereof), together with any other information relating thereto as the Collateral Agent may reasonably request. Each of the Borrower and the Subsidiary Guarantors shall provide the Collateral Agent and the Lenders with a copy of any monthly production report or similar periodic report or document provided by it to any Eligible Offtaker pursuant to the terms of any Eligible Contract.

(c) Independent Reserves Report. The Borrower shall deliver to the Administrative Agent the Independent Reserves Report within ninety (90) days of December 31, 2010.

(d) Other Reports. Each Obligor shall, and the Borrower shall cause any Target (if not yet an Obligor) to, deliver the reports required pursuant to Article 63 of the Petroleum Communiqué published in the Turkish Official Gazette dated July 17, 1989 (No. 20224).

6.3 Notices. Each Obligor shall furnish to the Administrative Agent the following notices within the time periods specified below:

(a) notice of any Default, Event of Default or default under, or termination of, any Material Contract, as soon as possible after the occurrence thereof and in any event within five (5) Business Days after the Borrower, any Target or any other Obligor knows of such occurrence;

(b) notice of any proposed waiver of, or amendment, amendment and restatement, supplement or other modification to, the terms contained in any Hydrocarbon License, Eligible Contract or Material Contract, as soon as possible and in any event within five (5) Business Days after any Borrower, any Target or any other Obligor knows of such proposal;

(c) notice of the commencement of, or any material adverse development with respect to, any investigation, litigation or proceeding involving the Borrower or any Target, that if adversely determined, could reasonably be expected to have a Material Adverse Effect, as soon as possible and in any event within five (5) Business Days after the Borrower, any Target or any other Obligor knows of such occurrence;

(d) notice of the receipt of any summons, order or citation concerning any violation or alleged violation of Environmental Law involving the Borrower or any Target that could reasonably be expected to have a Material Adverse Effect, or which seeks to impose any Environmental Liability on the Borrower or any Target that could reasonably be expected to have a Material Adverse Effect, as soon as possible and in any event within five (5) Business Days after the Borrower, any Target or any other Obligor knows of such occurrence;

(e) notice of any other development or event that has had, or could reasonably be expected to have, a Material Adverse Effect, as soon as possible and in any event within five (5) Business Days after the Borrower or any other Obligor knows of such occurrence;

(f) notice of any incident, event or circumstance that could reasonably be expected to result in:

(i) the production, recovery or transportation of Hydrocarbons with respect to any Hydrocarbon Interest being suspended or interrupted for a period of five (5) consecutive days or more;

(ii) material physical damage to any plant or equipment being used in the production, recovery or transportation of Hydrocarbons with respect to any Hydrocarbon Interest;

(iii) any amendment, restatement, supplement or modification to the most recent Operating Budget; or

(iv) any enlargement of, or reduction in, the percentage interest of any Borrower or any Target in any Hydrocarbon Interest,

(g) notice of the entry by the Borrower or any Target into an Eligible Contract, as soon as possible and in any event within five (5) Business Days after the entry by the Borrower or any Target into such Eligible Contract; and

(h) within thirty (30) days prior to renewal thereof, renewal notices in respect of all insurance policies required to be maintained by the Borrower or any Target pursuant to Section 6.8 hereof; and

(i) notice of any circumstance or event that could reasonably be expected to give rise to an obligation to make a mandatory prepayment pursuant to Section 2.4(b), as soon as possible and in any event within five (5) Business Days after any Borrower or any other Obligor knows of such circumstance or event.

Each notice pursuant to this Section 6.3 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein (including, in the case of any investigation, litigation or proceeding under clause (b) above, the relevant case number or file number, the Governmental Authority before which such investigation, litigation or proceeding is pending, the amount involved and the identity of the claimant) and stating what action the Borrower or the relevant Target proposes to take with respect thereto. In addition, each notice delivered pursuant to this Section 6.3 shall also include, to the extent requested by the Administrative Agent, copies of all material documentation relating to the applicable occurrence or event.

6.4 Payment of Obligations. Each Obligor shall, and the Borrower shall cause any Target (if not yet an Obligor) to, pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except to the extent any amount or validity thereof is being contested in good faith and for which adequate reserves in accordance with GAAP shall have been set aside.

6.5 Preservation of Existence. Each Obligor shall, and the Borrower shall cause any Target (if not yet an Obligor) to, preserve, renew and keep in full force and effect its existence and take all reasonable action to maintain all rights necessary or desirable in the normal conduct of its business.

6.6 Contractual Obligations; Applicable Law. Each Obligor shall, and the Borrower shall cause any Target (if not yet an Obligor) to, comply with its Contractual Obligations (including its post-completion obligations under the Acquisition Agreement and its obligations under each Hydrocarbon License, Eligible Contract and Material Contract) and all Applicable Law (including all Environmental Law), except to the extent that failure to comply therewith could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.7 Maintenance of Properties. Each Obligor shall, and the Borrower shall cause any Target (if not yet an Obligor) to, maintain, preserve, protect and keep all of its and their respective properties (other than properties that such Obligor or Target determines in its commercially reasonable, good faith judgment to be obsolete, worn out, depleted or economically inefficient) in good repair, working order and condition (ordinary wear and tear excepted), and make necessary repairs, renewals and replacements so that the business carried on by such Obligor or Target may be properly conducted at all times. Each Obligor shall, and the Borrower shall cause any Target (if not yet an Obligor) to, ensure that such Obligor or Target will maintain in effect Eligible Contracts in respect of all Hydrocarbons produced pursuant to the Hydrocarbon Licenses and will remain at all times the relevant licensee under the Hydrocarbon Licenses.

6.8 Maintenance of Insurance. Each Obligor shall, and the Borrower shall cause any Target (if not yet an Obligor) to, maintain insurance in respect of its business with financially sound and reputable insurance companies (not being Affiliates of any Obligor or Target), in such amounts, with such deductibles and covering such risks as are customarily maintained by Persons engaged in the oil and gas industry and having rights in similar assets in localities where such Obligor or Target operates. Without limiting the foregoing, all such insurance policies shall name the Collateral Agent as loss payee in the case of property insurance and designate the Collateral Agent as an additional insured in the case of liability insurance and if requested by the Collateral Agent) provide that no cancellation or modification of the policies will be made without thirty (30) days’ prior written notice to the Collateral Agent and be in addition to any requirements to maintain specific types of insurance contained in the other Loan Documents.

6.9 Books and Records.

(a) General. Each Obligor shall, and the Borrower shall cause any Target (if not yet an Obligor) to, ensure that such Obligor or Target will, maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Obligor or such Target, as the case may be.

(b) “Know-Your-Client” Information. Each Obligor shall promptly provide the Administrative Agent from time to time upon request with all documentation and other information required by any Lender or bank regulatory authority under applicable “know-your-customer” and anti-money laundering statutes, rules and regulations, including the USA PATRIOT Act, the United Kingdom Proceeds of Crime Act 2002 and the United Kingdom Money Laundering Regulations 2003.

6.10 Inspection Rights.

(a) General. Without prejudice to Section 6.2, each Obligor shall, and the Borrower shall cause any Target (if not yet an Obligor) to, permit representatives and independent contractors of each Agent or any Lender to visit and inspect any of its properties to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of such Obligors and at such reasonable times during normal business hours and as often as may be reasonably desired upon reasonable advance notice to such Obligors (but, so long as no Event of Default shall have occurred and be continuing, no more than twice in any calendar year); provided that if an Event of Default has occurred and is then continuing, each Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of such Obligors at any time during normal business hours.

(b) Material Adverse Effect. If the Majority Lenders at any time determine that the development, production, recovery or transportation of Hydrocarbons with respect to any Hydrocarbon Interest may be impeded or prejudiced in a manner that could reasonably be expected to have a Material Adverse Effect, they shall be entitled to obtain such reports, conduct such investigations and consult with such professional advisors as they may reasonably require (including appointing an independent environmental expert, insurance advisor or legal advisor) with a view to assessing the ability of any Obligor to comply with its obligations under any Loan Document. All costs and expenses incurred by the Majority Lenders in connection with such reports, investigations or consultations shall be borne by the Obligors. Each Obligor shall, and the Borrower shall cause any Target (if not yet an Obligor) to, cooperate fully with any Person preparing such report, or carrying out such investigation.

6.11 Use of Proceeds. The Borrower shall apply the proceeds of the Loans to partially finance the Acquisition Consideration and to pay the fees, costs and expenses owed by the Borrower to the Agents and the Lenders in connection with the transactions contemplated by the Loan Documents.

6.12 Additional Collateral; Additional Subsidiaries; Further Assurances, etc.

(a) Additional Collateral. With respect to any property acquired or owned after the Closing Date by each Target (including any Eligible Contract and any receivables payable under such Eligible Contract) as to which the Collateral Agent does not have a Security Interest and in respect of which such Obligor is legally entitled to grant a Security Interest to the Collateral Agent, such Obligor shall promptly notify the Collateral Agent in writing thereof, and if requested by the Collateral Agent:

(i) execute and deliver to the Collateral Agent such amendments to the Security Documents and/or additional Security Documents or such other documents as the Collateral Agent may deem necessary or advisable to grant a Security Interest in such after-acquired property; and

(ii) take all other actions necessary or advisable, or reasonably requested by the Collateral Agent, to create, perfect or ensure the priority of the Security Interest created pursuant to the foregoing (including the delivery to the Collateral Agent of customary legal opinions in form and substance, and from counsel, reasonably satisfactory to the Collateral Agent).

(b) Additional Obligors. With respect to any new Subsidiary created or acquired after the Closing Date by any Target, such Target shall promptly:

(i) execute and deliver to the Collateral Agent such amendments to the Security Documents and/or additional Security Documents or such other documents as the Collateral Agent may deem necessary or advisable to grant a Security Interest in all Equity Interests of such new Subsidiary that are owned by such Obligor;

(ii) deliver to the Collateral Agent the certificates (if any) representing such Equity Interests, together with undated stock or other analogous powers, in blank, executed and delivered by a Responsible Officer of such Obligor, as the case may be;

(iii) cause such new Subsidiary to execute a Joinder Agreement and become a party hereto as a Guarantor, and take all other actions necessary or advisable, or reasonably requested by the Collateral Agent, to create, perfect or ensure the priority of the Security Interest in the property of such new Subsidiary in respect of which such new Subsidiary is legally entitled to grant a Security Interest to the Collateral Agent;

(iv) deliver to the Collateral Agent a certificate of a Responsible Officer of such new Subsidiary as to the matters set forth in Section 4.1(l) (together with appropriate attachments) and a copy of a good standing certificate for such new Subsidiary (or, if such concept does not exist under the laws of such new Subsidiary’s jurisdiction of organization, a reasonable equivalent to the extent available or practicable), dated a date reasonably acceptable to the Collateral Agent; and

(v) deliver to the Collateral Agent customary legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Collateral Agent.

(c) Further Assurances. Each Obligor shall, after notice thereof from any Agent, do all such further acts and things and execute and deliver all such further documents as shall be reasonably requested by such Agent in order to give effect to this Agreement, the Security Documents and any other Loan Document and shall cause the same to be registered wherever, in the opinion of such Agent, such registration may be required or advisable to preserve, perfect or validate or continue the perfected status of any deemed or other Lien granted pursuant to a Security Document or to enable each Lender to exercise and enforce its rights hereunder with respect to such deemed or other Lien.

(d) Hydrocarbon Licenses. If at any time after the Closing Date, GDPA shall accept for registration an agreement creating a security interest in respect of a debtor’s rights under any Hydrocarbon License, each Obligor shall, and the Borrower shall cause each Target (if not yet an Obligor) to, promptly execute a Security Document granting a Security Interest over all applicable Hydrocarbon Licenses under Turkish law, and submit such Security Document for registration with GDPA. Any such Security Document shall constitute a Turkish Security Document. Without prejudice to the foregoing, each Obligor shall, and the Borrower shall cause each Target (if not yet an Obligor) to, take all other actions requested by the Collateral Agent to create, perfect or ensure the priority of the Security Interest created pursuant to the foregoing (including the delivery to the Collateral Agent of customary legal opinions in form and substance, and from counsel, reasonably satisfactory to the Collateral Agent).

6.13 Collection Accounts; Debt Service Reserve Account.

(a) Establishment. The Borrower shall ensure that (i) the Debt Service Reserve Account is established on or before the Closing Date and (ii) the Collection Accounts are established in accordance with Section 6.14(d).

(b) Payments into Debt Service Reserve Account. The Borrower shall ensure that at all times from the Closing Date until the Whitewash Completion Date, the balance in the Debt Service Reserve Account shall be at least equal to the Debt Service Reserve Amount. More specifically, no more than five (5) Business Days after the commencement of each Interest Period occurring prior to the Whitewash Completion Date, the Borrower shall deposit or cause to be deposited on its behalf funds into the Debt Service Reserve Account such that the balance in the Debt Service Reserve Account shall be at least equal to the Debt Service Reserve Amount on the Interest Payment Date immediately following the end of such Interest Period. The Debt Service Reserve Account and all monies and other property on deposit from time to time therein shall constitute Collateral for the payment in full of the Obligations. The Collateral Agent shall have the right to satisfy any Obligations due and payable by any Obligor out of the Debt Service Reserve Amount by making withdrawals from the Debt Service Reserve Account for application in accordance with this Agreement at any time and from time to time (including following any acceleration of the maturity of any Loans pursuant to Section 8.2 or Section 8.3). The Borrower hereby irrevocably authorizes such withdrawals and applications by the Collateral Agent. Any amount so withdrawn and applied by the Collateral Agent pursuant to this Section 6.13(b) shall constitute a payment by the relevant Obligor and shall discharge the such Obligor’s obligations under this Agreement to the extent of the amount so withdrawn and applied; provided that if (as a result of the insolvency of such Obligor or otherwise) such transfer is rescinded or must be returned, then the Obligor’s obligations shall be reinstated by a corresponding amount.

(c) Completion of Whitewash Procedures. On the Whitewash Completion Date, the Security Interest granted pursuant to the applicable English Security Document shall be released and the Borrower may withdraw any available funds on deposit in the Debt Service Reserve Account; provided that no such release shall be given and no such withdrawal shall be made if an Event of Default has then occurred or is continuing, or would result therefrom; and provided further that, if (as a result of the insolvency of the Borrower or otherwise) such transfer is rescinded or must be returned, then the Obligor’s obligations shall be reinstated by a corresponding amount.

6.14 Post-Closing Matters. Each Obligor shall, and the Borrower shall cause the applicable Target (if not yet an Obligor) to, perform the following actions:

(a) Financial Assistance; Whitewash Procedures. Ensure that Amity undertakes and completes the Whitewash Procedures, and that the Whitewash Completion Date occurs, no later than thirty (30) days after the Closing Date by passing the necessary board and shareholder resolutions substantially in the form agreed between the Collateral Agent and the Borrower on or before the date of this Agreement. The Borrower shall, on the Whitewash Completion Date, ensure that Amity provides the Collateral Agent with a certified copy of each of the board and shareholder resolutions that was passed, and notices that were given, in connection with the Whitewash Procedures and provide the Collateral Agent with evidence, in such form as is reasonably satisfactory to the Collateral Agent, that the required shareholder resolution has been lodged with the Australian Securities and Investments Commission.

(b) Joinder of Amity as an Obligor. Ensure that, on the Whitewash Completion Date, Amity (i) executes a Joinder Agreement and becomes party hereto as a Guarantor, (ii) executes the Amity Security Documents, (iii) delivers to the Collateral Agent the certificates (if any) representing the Equity Interests of Petrogas held by Amity, together with undated stock or other analogous powers, in blank, executed and delivered by a Responsible Officer of Amity, (iv) delivers to the Collateral Agent a certificate of a Responsible Officer of Amity as to the matters set forth in Section 4.1(l) (together with appropriate attachments) and a shareholder resolution that amends the Organizational Documents of Amity to allow for transfer of shares on enforcement of the Collateral and allows Amity to act in the best interests of its holding company, each of which shall be in form and substance reasonably satisfactory to the Collateral Agent and dated a date reasonably acceptable to the Collateral Agent, (v) delivers to the Collateral Agent customary legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Collateral Agent, (vi) causes Corporation Service Company to act as agent for service of process on behalf of Amity and (vii) provides all other financial assistance for the acquisition of its shares by the Borrower as may be contemplated by the Loan Documents.

(c) Insurance. With respect to each insurance policy maintained by an Obligor or Target pursuant to Section 6.8, within thirty (30) days of the Closing Date (or, in the case of Amity, within thirty (30) days of the Whitewash Completion Date (or such longer period as the Administrative Agent may agree to in its sole and absolute discretion)), ensure that the Administrative Agent is provided with an acknowledgement from such insurer as to (i) the Collateral Agent’s Security Interest in the proceeds payable under such policy and (ii) the Collateral Agent’s designation as an additional insured party thereunder, each such acknowledgement to be in form and substance reasonably satisfactory to the Administrative Agent.

(d) Collection Accounts. Within thirty (30) days of the Closing Date (or, in the case of Amity, within thirty (30) days of the Whitewash Completion Date (or such longer period as the Administrative Agent may agree to in its sole and absolute discretion)):

(i) establish a Local Collection Account and an Offshore Collection Account for each Target;

(ii) pursuant to instruction letters in form and substance satisfactory to the Collateral Agent, (A) instruct each Eligible Offtaker via notary public or registered mail to deposit in the relevant Local Collection Account all Turkish Lira denominated amounts due to the Borrower or any Target under an Eligible Contract, (B) submit to the Collateral Agent evidence of the delivery of such instructions to such Eligible Offtaker and (C) use its best efforts to ensure that each such Eligible Offtaker provides written acknowledgement of its agreement to do so in form and substance satisfactory to the Collateral Agent; and

(iii) pursuant to instruction letters in form and substance satisfactory to the Collateral Agent, (A) instruct each Eligible Offtaker via notary public or registered mail to deposit in the relevant Offshore Collection Account all Dollar denominated amounts due to the Borrower or any Target under an Eligible Contract, (B) submit to the Collateral Agent evidence of the delivery of such instructions to such Eligible Offtaker and (C) use its best efforts to ensure that each such Eligible Offtaker provides written acknowledgement of its agreement to do so in form and substance satisfactory to the Collateral Agent.

(e) Amity Share Certificates; Other Documents. Ensure that (i) within ten (10) Business Days after the Closing Date, (A) Amity issues a share certificate evidencing that the Borrower holds all of the issued shares in Amity and (B) such share certificate is delivered to the Collateral Agent and (ii) any post-closing requirements set forth in the Security Documents executed on the Closing Date (including the delivery of any share certificates and share transfer forms) are satisfied by the applicable date specified therein or such later date as the Collateral Agent may in its sole discretion agree to.

(f) Petrogas Officer’s Certificate. Ensure that, within ten (10) Business Days after the Closing Date, the Administrative Agent receives a certificate duly executed and delivered by a Responsible Officer of Petrogas as to:

(i) resolutions of Petrogas’ board of directors approving and ratifying the execution, delivery and performance of the Joinder Agreement and each other Loan Document to which Petrogas is a party and attaching copies thereof;

(ii) the incumbency and signatures of officers of Petrogas authorized to act with respect to each Loan Document; and

(iii) the full force and validity of each Organizational Document of Petrogas and attaching copies thereof.

(g) Foreign Exchange Hedge Agreement. The Borrower shall promptly enter into a foreign exchange Hedge Agreement, in form and substance and with a hedging counterparty satisfactory to the Administrative Agent and the Majority Lenders, in respect of a minimum portion of the Turkish Lira revenue base of the Targets (to be reasonably determined by the Administrative Agent) if the Turkish Lira depreciates against the Dollar to a rate of 1.90 Turkish Lira to one (1) Dollar at any time after the Closing Date.

ARTICLE 7

NEGATIVE COVENANTS

Each Obligor covenants with the Secured Parties that, until all Commitments have been terminated and all Obligations (other than contingent Obligations not then due and payable) have been paid in full in cash, it shall, and shall cause each of its Subsidiaries (and in the case of the Borrower, its Subsidiaries that are Targets only) to, comply with the following provisions of this Article 7.

7.1 Indebtedness. Each Obligor shall not, and the Borrower shall not permit any Target (if not yet an Obligor) to, create, issue, incur, assume, become liable in respect of or permit to exist any Indebtedness, except:

(a) Indebtedness in respect of the Obligations;

(b) in the case of the Borrower and the Parent Guarantors only, Indebtedness in respect of the Senior Credit Agreement;

(c) in the case of any Obligor, Indebtedness evidencing the deferred purchase price of any newly acquired specific fixed asset consisting of personal property, or incurred to finance all or part of the acquisition of equipment by any Target (pursuant to purchase money security interest Indebtedness or otherwise, whether owed to the seller or a third party); provided that such Indebtedness is incurred within ninety (90) days of the acquisition of such property and in respect of capital lease obligations; and provided further that the aggregate amount of all Indebtedness outstanding pursuant to this clause (c) shall not exceed $500,000 at any time;

(d) (i) Indebtedness of the Borrower to the Parent or any Subsidiary of the Parent (other than a Target), in each case to the extent such Indebtedness is incurred substantially concurrently with and in order to finance any Investment to be made by the Borrower (other than to finance the Acquisition) permitted under Section 7.7(g)(iii) and (ii) the Acquisition Intercompany Payable and any other Indebtedness of any Obligor or Target to another Obligor or Target (but excluding any Indebtedness under clause (i) hereof), to the extent such Indebtedness under this clause (ii) is subordinated in priority and right of payment to the Obligations on terms reasonably satisfactory to the Administrative Agent and the Majority Lenders;

(e) Indebtedness with respect to standby letters of credit, bank guarantees, indemnities, sureties or bonds provided to any Governmental Authority or other Person and assuring payment of contingent liabilities of any Obligor in connection with the operation of the Hydrocarbon Interests (including with respect to plugging, facility removal, environmental remediation and abandonment of its Hydrocarbon Interests) in an aggregate amount not to exceed $500,000 at any time;

(f) in the case of the Borrower or the Targets, debt issuances to third parties on terms reasonably satisfactory to the Administrative Agent not to exceed $30,000,000 in the aggregate, the proceeds of which are to be used solely to prepay the Loans in accordance with Section 2.4(b) hereof; and

(g) Indebtedness of the Borrower or the Targets specified in Item 7.1 of the Disclosure Schedule.

7.2 Liens. Each Obligor shall not, and the Borrower shall not permit any Target (if not yet an Obligor) to, create, assume, incur, or permit to exist any Lien upon any of its property (including Hydrocarbon Interests, accounts receivable and Equity Interests in Subsidiaries or other Persons), whether now owned or hereafter acquired, except:

(a) Liens securing payment of the Obligations;

(b) in the case of the Borrower and the Parent Guarantors only, Liens securing Indebtedness in respect of the Senior Credit Agreement;

(c) in the case of any Obligor, purchase money Liens securing Indebtedness of the type permitted under Section 7.1(c) incurred to finance the acquisition of specific fixed assets or equipment; provided that (i) such Lien is created within sixty (60) days of the incurrence of such Indebtedness, (ii) the principal amount of the Indebtedness secured thereby does not exceed the lesser of the cost or the fair market value of such fixed assets or equipment, (iii) such Lien encumbers only the fixed assets or equipment that are financed by such Indebtedness and does not attach to any other assets of such Obligor or any Target, and (iv) the amount of Indebtedness secured thereby is not increased;

(d) Liens for taxes, assessments or other governmental charges or levies not at the time delinquent; provided that no foreclosure, sale or other enforcement proceedings in respect thereof have been initiated) or that are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside;

(e) in the case of any Obligor, carrier’s, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’ or other similar Liens arising by operation of law in the ordinary course of business in respect of obligations that are not yet due or that are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside;

(f) in the case of any Obligor, Liens in favor of operators and non-operators under joint operating agreements arising in the ordinary course of business to secure amounts owing by any Obligor or any Target that are not yet due or that are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside;

(g) in the case of any Obligor, obligations of any Obligor or any Target in respect of royalty payments, overriding royalty payments, net profit interests, production payments, reversionary interests, calls on production, preferential purchase rights and other deductions from the proceeds of Hydrocarbon production, that do not secure Indebtedness for borrowed money and that are taken into account in computing the net revenue interests and working interests of the Obligors or any Target warranted in the Security Documents;

(h) in the case of any Obligor, Liens created by, or arising under any Applicable Law (in contrast with Liens voluntarily granted) in the ordinary course of business of any Obligor or any Target in connection with workers’ compensation, unemployment insurance, employers’ health tax or other social security or statutory obligations that secure amounts that are not yet due or that are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside;

(i) in the case of any Obligor, Liens arising under operating agreements, unitization and pooling agreements and orders, farm-out agreements, gas balancing agreements and other related agreements, in each case that are customary in the oil, gas and mineral production business and that are entered into by the Borrower, any Obligor or any Target in the ordinary course of business that are taken into account in computing the net revenue interests and working interests of any Obligor or any Target warranted in the Security Documents, to the extent that any such Lien does not materially detract from the value of the property encumbered thereby or materially impair the use thereof in the operation of the business of any Obligor or any Target;

(j) in the case of any Obligor, Liens arising pursuant to deposits to secure the performance of bids, trade contracts, Hydrocarbon Licenses, or performance bonds and other obligations of a like nature incurred in the ordinary course of business of any Obligor or any Target;

(k) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and temporary investments on deposit in one or more accounts maintained by the Borrower, any Obligor or any Target (other than the Collection Accounts), in each case granted in the ordinary course of business in favor of the bank or financial institution with which such accounts are maintained, securing amounts owing to such bank or financial institution with respect to cash management and operating account arrangements; provided that in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(l) judgment Liens in existence for less than forty-five (45) days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full (subject to a customary deductible) by an insurance policy maintained with an unaffiliated insurance company having an A.M. Best financial strength rating of at least A- or otherwise of a financial standing reasonably acceptable to the Administrative Agent, and that do not otherwise result in an Event of Default under Section 8.1(g);

(m) in the case of any Obligor, easements, rights-of-way, zoning restrictions and other similar encumbrances, and minor defects in the chain of title that are customarily accepted in the oil and gas financing industry, none of which materially detracts from the value of the property encumbered thereby or materially impairs the use thereof in the operation of the business of the Obligors or any Target; and

(n) Liens specified in Item 7.2 of the Disclosure Schedule.

7.3 Agreements Restricting Liens. Each Obligor that is a Target shall not, and the Borrower shall not permit any Target (if not yet an Obligor) to, enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of such Obligor or such Target to create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, other than this Agreement and the Loan Documents and any other agreement giving rise to a Lien permitted under Section 7.2(c), or which requires the consent of or notice to other Persons in connection therewith. The Borrower shall not enter into, or suffer to exist, or become effective any agreement that prohibits or limits the ability of the Borrower to create, incur, assume or suffer to exist any Lien upon any of its property which is Collateral, whether now owned or hereafter acquired, other than this Agreement and the Loan Documents and any other agreement giving rise to a Lien permitted under Section 7.2(c), or which requires the consent of, or notice to, any other Person in connection therewith.

7.4 Merger or Consolidation; Fundamental Changes. Each Obligor shall not, and the Borrower shall not permit any Target (if not yet an Obligor) to, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution) or otherwise change its corporate form.

7.5 Disposals. The Borrower shall not Dispose of any of its property other than Equity Interests in its Subsidiaries (other than any Target)). Each other Obligor shall not, and the Borrower shall not permit any Target (if not yet an Obligor) to, Dispose of any of its property (including the Hydrocarbon Interests, accounts receivable and Equity Interests in Subsidiaries or other Persons) except for:

(a) any sale of Hydrocarbons pursuant to Eligible Contracts entered into in the ordinary course of its business;

(b) any Disposal of equipment that is (i) obsolete, worn out, depleted or economically inefficient, (ii) no longer necessary for the business of such Person or (iii) contemporaneously replaced by equipment of at least comparable value and use;

(c) any entry into an operating agreement, unitization and pooling agreement, farm-out agreements and any other analogous agreements, in each case that is customary in the oil, gas and mineral production business and that is entered into in the ordinary course of its business; and

(d) any Disposal of Hydrocarbon Interests pursuant to farm-ins and farm-outs and transfers of royalty interests, overriding royalty interests, net revenue interests and other similar transfers, all pursuant to oil and gas exploration and development activity in the ordinary course of its business.

7.6 Restricted Payments. Each Obligor shall not, and the Borrower shall not permit any Target (if not yet an Obligor) to, make any Restricted Payments; provided that (i) each other Obligor and each Target (if not yet an Obligor) may make Restricted Payments to, or for the benefit of, the Borrower, (ii) the Borrower may make Restricted Payments in respect of intercompany trade payables to the Parent and (iii) the Borrower may make a Restricted Payment to the Parent or any Subsidiary of the Parent (other than any Target) substantially concurrently with and to the extent of any Restricted Payment actually received from any of its Subsidiaries (other than any Target) in connection with the intercompany financing arrangements permitted under Sections 7.1(d)(i) or 7.7(g)(iii).

7.7 Investments. The Borrower shall not purchase, make, incur, assume or permit to exist any Investment except as set forth in Section 7.7(g) or as set forth in Section 7.10(a). Each Obligor shall not, and the Borrower shall not permit any Target (if not yet an Obligor) to, purchase, make, incur, assume or permit to exist any Investment, except:

(a) Liquid Investments;

(b) trade and customer accounts receivable which are for goods furnished or services rendered in the ordinary course of business and are payable in accordance with customary trade terms; and

(c) creation of any additional Subsidiaries, subject to the requirements of Section 6.12(b);

(d) acquisition of Hydrocarbon Interests in the ordinary course of its business, subject to the requirements of Section 6.12(a);

(e) Investments existing on the Closing Date and specified in Item 7.7(e) of the Disclosure Schedule;

(f) the Collection Accounts and deposit accounts listed on Item 5.20 of the Disclosure Schedule; and

(g) Investments (i) in any Target by the Borrower, (ii) in the Borrower by any Target and (iii) by the Borrower in Subsidiaries of the Borrower (other than any Target) financed substantially concurrently with the proceeds of issuances of Equity Interests by the Borrower to the Parent or to a Subsidiary of the Parent (other than any Target) or with capital contributions from the Parent or from a Subsidiary of the Parent (other than any Target) to the Borrower or with intercompany indebtedness incurred by the Borrower pursuant to Section 7.1(d)(i).

7.8 Transactions with Affiliates. Except as permitted by Section 7.1(d) and Section 7.7(g), each Obligor shall not, and the Borrower shall not permit any Target (if not yet an Obligor) to, be party with or enter into any transaction with any Affiliate unless (i) such transaction is directly related to the financing of the Acquisition Consideration or (ii) such transaction is otherwise permitted under this Agreement, and is entered into on fair and reasonable terms comparable to the terms that would be available to such Obligor in an arm’s length transaction with a Person that is not an Affiliate.

7.9 Sales and Leasebacks. Each Obligor shall not, and the Borrower shall not permit any Target (if not yet an Obligor) to, enter into any arrangement with any Person providing for the Disposal of any property to such Person if, at the time or thereafter, such Obligor or Target leases back such property or any part thereof which such Obligor or Target intends to use for substantially the same purpose as the property that was Disposed.

7.10 Change of Business; Change of Country Focus.

(a) The Borrower shall not engage in any business or business activity, own any assets or assume any liabilities or obligations, other than (i) its ownership of the Equity Interests of its Subsidiaries, (ii) upon consummation of the Acquisition, its ownership of the Equity Interests in each Target, (iii) its obligations under the Acquisition Documents, the Loan Documents, the Senior Credit Agreement and the “Loan Documents” under, and as defined in, the Senior Credit Agreement, (iv) its issuance of any Equity Interests or debt permitted under this Agreement, (v) any Investments made as permitted under Section 7.7(g) of this Agreement and (vi) special purpose holding company activities, services and properties necessary in connection with, or reasonably incidental to, the foregoing clauses (i) through (v).

(b) Each Obligor shall not, and the Borrower shall not permit any Target (if not yet an Obligor) to, (i) engage in any business or business activity, own any assets or assume any liabilities or obligations except as necessary in connection with, or reasonably incidental to, its business as an independent oil and gas exploration and production and oil field-related services company and holding company for such activities, as applicable, and (ii) without the prior written consent of the Majority Lenders, operate or carry on business in any jurisdiction other than the jurisdiction of its formation and Turkey.

7.11 Change in Organizational Documents. Each Obligor shall not, and the Borrower shall not permit any Target (if not yet an Obligor) to, amend, amend and restate, supplement or otherwise modify its Organizational Documents, or to amend its name or change its jurisdiction of organization, in each case, without the prior written consent of the Majority Lenders, unless any such change could not reasonably be expected to have a Material Adverse Effect.

7.12 Change in Fiscal Periods. Each Obligor shall not, and the Borrower shall not permit any Target (if not yet an Obligor) to permit its Fiscal Year to end on a day other than December 31 or change its method of determining Fiscal Quarters.

7.13 Modification of Certain Agreements. Each Obligor shall not, and the Borrower shall not permit any Target (if not yet an Obligor) to, directly or indirectly, terminate any Hydrocarbon License, Natural Gas Wholesale License, Eligible Contract or Material Contract other than those Hydrocarbon Licenses whose value is determined, in such Obligor’s, or such Target’s, reasonable business judgment, to be immaterial to warrant their continuation and are terminated in the ordinary course of business and without incurring any termination fee, penalty or similar financial liability. In addition, each Obligor shall not, and the Borrower shall not permit any Target (if not yet an Obligor) to, directly or indirectly, waive, amend, amend and restate, supplement or otherwise modify:

(a) the Hydrocarbon Licenses, except to the extent any amendments or modifications thereto are required by any applicable Governmental Authority;

(b) each Eligible Contract;

(c) each Material Contract, and

(d) each Natural Gas Wholesale License

unless, in respect of any Hydrocarbon License or Material Contract or Natural Gas Wholesale License (but not any Eligible Contract), any such waiver, amendment, amendment and restatement, supplement or other modification could not reasonably be expected to have a Material Adverse Effect and the Administrative Agent is promptly notified of such waiver, amendment, amendment and restatement, supplement or other modification and, if requested by the Administrative Agent, is promptly provided with a copy of the same. The Borrower shall not be a party to any Eligible Contract or Material Contract, and shall not hold rights under any Hydrocarbon License or Natural Gas Wholesale License.

7.14 Limits on Speculative Hedges. The Borrower shall not, and shall not permit any Target to, create, incur or assume a speculative position in any commodities market or futures market or enter into any Hedge Agreement for speculative purposes.

7.15 Restrictions on Accounts.

(a) Collection Accounts. Each Obligor shall not, and the Borrower shall not permit any Target (if not yet an Obligor) to, open any deposit account in replacement of a Collection Account, except with the Collateral Agent’s prior written consent. The Collateral Agent’s consent may be conditioned upon its receipt of, among others, a deposit account control agreement and/or such other Security Document as the Collateral Agent may require in respect of the proposed replacement deposit account.

(b) New Deposit Accounts. Unless a Security Interest exists with respect to each such deposit account no later than three (3) Business Days following its opening, each Obligor (other than the Borrower in respect of its Subsidiaries (other than any Target)) shall not, and the Borrower shall not permit any Target (if not yet an Obligor) to, open or maintain any deposit account, securities account or commodity account with any Person except for the accounts specified in Item 5.20 of the Disclosure Schedule.

ARTICLE 8

EVENTS OF DEFAULT

8.1 Events of Default. Each of the following events or occurrences shall constitute an “Event of Default”:

(a) Non-Payment of Obligations. The Borrower or any Guarantor shall fail to pay (i) the principal amount of the Loan when the same is due and payable, (ii) any interest on any Loan or any fee hereunder within five (5) days of the date on which the same became due and payable or (iii) any other amount payable to any Secured Party hereunder or under any other Loan Document within five (5) days of the date on which the same became due and payable (other than, in the cases of (ii) and (iii) above, any default in a payment owing to any Agent for its own account, which in each case (ii) and (iii) shall be an immediate Event of Default upon such failure provided that any such Default arising solely from a technical or administrative error shall not constitute an Event of Default unless it continues unremedied for a period of five (5) days);

(b) Breach of Representation or Warranty. Any representation or warranty made or deemed made by any Obligor herein or in any other Loan Document or that is contained in any certificate, document, financial statement or other statement furnished by it at any time under or in connection with this Agreement or any such Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made;

(c) Non-Performance of Certain Covenants and Obligations. Any Obligor shall default in the observance or performance of any covenant or obligation contained in Section 6.3, Section 6.5, Section 6.11, Section 6.13, Section 6.14 or Article 7 of this Agreement;

(d) Non-Performance of Other Covenants and Agreements. Any Obligor shall default in the observance or performance of any other covenant or obligation contained in this Agreement or any other Loan Document (other than as provided in clauses (a) through (c) of this Section 8.1) and if capable of remedy, such default shall remain unremedied for five (5) Business Days after the occurrence thereof;

(e) Cross-Default. Any Obligor or any Target (if not yet an Obligor) or any of its respective Subsidiaries shall fail to pay any principal of, or premium or interest on, its Indebtedness which is outstanding in a principal amount of at least $1,000,000, individually or when aggregated with all such Indebtedness of such Obligor or Target or any of its respective Subsidiaries so in default (but excluding Indebtedness evidenced by the Notes) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to Indebtedness which is outstanding in a principal amount of at least $1,000,000, individually or when aggregated with all such Indebtedness of such Obligor or Target or any of its respective Subsidiaries so in default, and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or (iii) any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof;

(f) Bankruptcy, Insolvency, etc.

(i) Any Obligor or any Target (if not yet an Obligor) shall (A) commence any case, proceeding or other action under any existing or future law of any jurisdiction, domestic or foreign, and whether before a court or other Governmental Authority or otherwise, relating to bankruptcy, insolvency, moratorium, liquidation, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking a moratorium, reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) apply for, consent to or acquiesce in the appointment of an administrator, administrative receiver, receiver, receiver and manager, liquidator, provisional liquidator, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets or (C) make a general assignment for the benefit of its creditors; or

(ii) there shall be commenced against any Obligor or any Target (if not yet an Obligor) any case, proceeding or other action of a nature referred to in clause (i) (A) above or any Obligor or any Target (if not yet an Obligor) shall permit or suffer to exist the appointment of administrator, administrative receiver, receiver, receiver and manager, liquidator, provisional liquidator, trustee, custodian, conservator or other similar official described in clause (i)(B) above that, in either case, (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed or undischarged for a period of sixty (60) days or (C) is consented to or acquiesced in by such Obligor or any Target (if not yet an Obligor); or

(iii) there shall be commenced against any Obligor or any Target (if not yet an Obligor), whether before a court or other Governmental Authority, any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, stayed or bonded pending appeal within sixty (60) days from the entry thereof;

(iv) any Obligor or any Target (if not yet an Obligor) shall become insolvent under Applicable Law or generally fail to pay, or shall admit in writing or otherwise its inability or unwillingness generally to pay, its debts as they become due; or

(v) any Obligor or any Target (if not yet an Obligor) shall take any action authorizing or in furtherance of, any of the acts described in clause (i), (ii), (iii) or (iv) above;

(g) Judgments. Any judgment or order for the payment of money in excess of $1,000,000 shall be rendered against any Obligor or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(h) Change in Control. Any Change in Control shall occur; provided that, if N. Malone Mitchell, 3rd ceases to be the executive chairman of the board of directors of the Parent by reason of death or disability, such event shall not constitute an Event of Default unless the Parent shall not have appointed a successor reasonably acceptable to the Majority Lenders within sixty (60) days of the occurrence of such event;

(i) Loan Document. Any provision of any Loan Document shall for any reason cease to be valid and binding on any Obligor party thereto, or any Obligor shall so assert in writing;

(j) Impairment of Security, etc. The Collateral Agent shall fail to have, not less than thirty (30) days after any request therefor by the Collateral Agent to any applicable Obligor, a Security Interest in any portion of the Collateral in respect of which such Obligor or any Target having rights therein is entitled to grant a Security Interest to the Collateral Agent, or any Security Document shall at any time and for any reason cease to create the Lien on the Collateral purported to be subject to such Security Document in accordance with the terms thereof, or cease to be in full force and effect, or shall be contested by any Obligor or any Target thereto, or any Obligor or any Target shall create or purport to create any Lien (other than a Lien permitted under Section 7.2(c)) in any portion of the Collateral in favor of any third party or effects or purports to effect any Disposal other than those expressly permitted by this Agreement;

(k) Casualty. Loss, theft, substantial damage or destruction of a material portion of the Collateral the subject of any Security Document not fully covered by insurance (except for deductibles and allowing for the depreciated value of such Collateral) shall have occurred;

(l) Other Material Events. Other than as permitted under Section 7.13, any (i) suspension, revocation, termination or material adverse modification of any Hydrocarbon License (or any action authorizing or made in furtherance of any such suspension, revocation, termination or material adverse modification), including pursuant to any seizure, compulsory acquisition, expropriation or nationalization by or under the direction of any Governmental Authority or (ii) military, governmental or other occupation of the Borrower’s or any of its Subsidiaries’ oil and gas production facilities in Turkey by force for a period exceeding thirty (30) days;

(m) Material Adverse Effect. The occurrence of any event or circumstance having a Material Adverse Effect; and

(n) Australian Foreign Investment Approval. The Treasurer of the Commonwealth of Australia (acting through the Australian Foreign Investment Review Board) does not provide to the Collateral Agent within ninety (90) days after the Closing Date (or such later date as the Collateral Agent may in its sole discretion agree to) a statement of no objection, in form and substance reasonably acceptable to the Collateral Agent, in respect of the Collateral Agent taking and enforcing its rights under the Amity Security Documents, provided the Collateral Agent uses commercially reasonable efforts to obtain such statement of no objection.

At any time after the occurrence of an Event of Default, the Administrative Agent may in its discretion deliver to the Borrower a notice specifying that an Event of Default has occurred and is continuing, and for purposes of the Security Documents, such notice shall be conclusive and binding evidence of the occurrence and continuation of an Event of Default. For the avoidance of doubt, an Event of Default shall be deemed to be continuing unless it has been remedied (if capable of remedy) or waived in accordance with this Agreement.

8.2 Automatic Acceleration. If an Event of Default specified in Section 8.1(f) occurs, then:

(a) the obligation of each Lender to make any Loan shall terminate (if the Commitments have not yet been terminated), and all principal, interest, fees and other amounts payable under this Agreement and the other Loan Documents shall be and become forthwith due and payable in full, without notice of intent to demand, demand, presentment for payment, notice of nonpayment, protest, notice of protest, grace, notice of dishonor, notice of intent to accelerate, notice of acceleration, and all other notices, all of which are hereby expressly waived by the Borrower; provided that the Administrative Agent shall be entitled to deliver a notice to the Borrower specifying the aggregate amount of principal, interest, fees and other amounts which have become due and payable under this Agreement and the other Loan Documents, which notice shall be conclusive evidence that the amounts determined therein as due and payable have become due and payable;

(b) the Collateral Agent shall at the request of, or may with the consent of, the Majority Lenders proceed to enforce its rights and remedies under the Security Documents and any other Loan Document for the ratable benefit of the Secured Parties.

8.3 Optional Acceleration. If an Event of Default (other than an Event of Default specified in Section 8.1(f)) occurs, then:

(a) the Administrative Agent (i) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, terminate the obligation of each Lender to make any Loan (if the Commitments have not yet been terminated), whereupon the same shall forthwith terminate with effect from the date of such notice, and (ii) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare all principal, interest, fees and other amounts payable under this Agreement and the other Loan Documents to be and become forthwith due and payable in full (which declaration shall be conclusive evidence that the amounts determined therein as due and payable have become due and payable), whereupon all such amounts shall be and become forthwith due and payable in full with effect from the date of such notice, without notice of intent to demand, demand, presentment for payment, notice of nonpayment, protest, notice of protest, grace, notice of dishonor, notice of intent to accelerate, notice of acceleration, and all other notices, all of which are hereby expressly waived by the Borrower; and

(b) the Collateral Agent shall at the request of, or may with the consent of, the Majority Lenders proceed to enforce its rights and remedies under the Security Documents and any other Loan Document for the ratable benefit of the Secured Parties.

8.4 Application of Funds. After the exercise of remedies pursuant to Section 8.3 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

(a) first, to satisfy that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of legal counsel and other professional advisors to each Agent) payable to each Agent in its capacity as such;

(b) second, to satisfy that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders) and amounts payable under Article 3, ratably among them in proportion to their respective Pro Rata Shares;

(c) third, to satisfy of that portion of the Obligations constituting accrued and unpaid fees and interest on the Loans and other Obligations, ratably among the Lenders in proportion to their respective Pro Rata Shares;

(d) fourth, to satisfy that portion of the Obligations constituting unpaid principal of the Loans;

(e) fifth, to satisfy any remaining portion of the Obligations; and

(f) sixth, the balance, if any, after all Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Applicable Law.

ARTICLE 9

GUARANTEE

9.1 Guarantee. The Guarantors hereby jointly and severally guarantee to the Secured Parties the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the Obligations strictly in accordance with the terms thereof. The Guarantors hereby further jointly and severally agree that if the Borrower shall fail to pay in full when due any of the Obligations, the Guarantors shall promptly pay the same, without any demand or notice whatsoever, and that if any extension of time is given for the payment of any of the Obligations, the same shall be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) strictly in accordance with the terms thereof. Any and all payments made by the Guarantors shall be made in accordance with the terms of Section 3.1, mutatis mutandis.

9.2 Obligations Unconditional. The obligations of each Guarantor under Section 9.1 are absolute and unconditional, joint and several, irrespective of the value, validity or enforceability of the obligations of the Borrower under this Agreement or any other Loan Document and irrespective of any other circumstance which might otherwise constitute a legal or equitable discharge or defense in favor of any Guarantor or the Borrower (other than payment in full of the Obligations), it being the intent of this Section 9.2 that the obligations of each Guarantor hereunder shall be absolute and unconditional, joint and several, under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall, to the fullest extent permitted by Applicable Law, not alter or impair the obligations of each Guarantor hereunder which shall remain absolute and unconditional as described above:

(a) any bankruptcy, insolvency, moratorium, liquidation, reorganization or analogous proceeding under any law for relief of debtors affecting any Obligor;

(b) any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto against any Obligor;

(c) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any amendment or waiver of, or any consent to any departure from, any Loan Document or any other agreement or instrument relating thereto;

(d) any acceleration of the maturity of the Obligations or any part thereof;

(e) any act or omission carried out in respect of any provision of this Agreement and any Loan Document;

(f) any exercise or non-exercise, or any waiver of any right, remedy, power or privilege under or in respect hereof or any other Loan Document;

(g) any amendment, restatement or modification of the Obligations or any part thereof;

(h) any waiver by a Secured Party of any right under this Agreement or any Loan Document in respect of the Obligations or any part thereof;

(i) any failure to perfect, or any loss of priority of, any Lien in respect of any Collateral, or any failure of such Lien to constitute a valid and enforceable security interest in respect of such Collateral;

(j) any substitution, release or exchange effected in respect of any Collateral;

(k) any additional guarantee given in respect of the Obligations or any part thereof; or

(l) any release, amendment or waiver of, or consent to any departure from, any guarantee in respect of the Obligations or any part thereof.

9.3 Waiver of Presentment. Each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Secured Party first exhaust any right, power or remedy it may have against the Borrower or any Guarantor under this Agreement or any other Loan Document, or against any other Person under any other guarantee of, or security for, any of the Obligations. Each Guarantor agrees that its obligations pursuant to this Article 9 shall not be affected by any assignment or participation entered into by any Bank pursuant to Section 11.7 hereof.

9.4 Reinstatement. The obligations of each Guarantor under this Article 9 shall automatically be reinstated if for any reason any payment by or on behalf of the Borrower or any Guarantor in respect of the Obligations is rescinded, or must be otherwise restored by any Secured Party, whether as a result of any proceedings in any bankruptcy, insolvency, moratorium, liquidation, reorganization or other proceeding for the relief of debtors or otherwise. Each Guarantor jointly and severally agrees to indemnify each Secured Party on demand for all reasonable costs and expenses (including attorney’s fees) incurred by it in connection with such rescission or restoration, including any such costs and expenses incurred in defending any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any Applicable Law relating to bankruptcy, insolvency, moratorium, liquidation, reorganization or relief of debtors.

9.5 Subrogation. Until all Commitments have been terminated and all Obligations (other than contingent Obligations not then due and payable) have been paid in full, each Guarantor hereby waives all rights of subrogation or contribution it may have in respect of the Borrower or any other Guarantor, whether arising by contract or operation of law or otherwise by reason of any payment made by it pursuant to this Article 9.

9.6 Continuing Guarantee. The guarantee in this Article 9 is a continuing guarantee, and shall apply to all Obligations whenever arising.

9.7 Acceleration of Guarantee. Each Guarantor agrees that, in the event of any Default of the nature set forth in clauses (i) through (v) of Section 8.1(f) of the Credit Agreement, and if such event shall occur at a time when any of the Obligations of the Borrower and each other Obligor may not then be due and payable, such Guarantor will pay to the Collateral Agent, for the ratable benefit of the Secured Parties, forthwith the full amount that would be payable hereunder by such Guarantor if all such Obligations were then due and payable.

9.8 Instrument for the Payment of Money. Each Guarantor hereby acknowledges that the guarantee in this Article 9 constitutes an instrument for the payment of money, and agrees that any Secured Party, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring motion-action under New York CPLR Section 3213.

9.9 General Limitation on Guarantee Obligations. The provisions of this Article 9 are severable, and in any action or proceeding involving any Applicable Law relating to bankruptcy, insolvency, moratorium, liquidation, reorganization or relief of debtors in the jurisdiction of organization of any Guarantor affecting the rights of creditors generally, if the obligations of any Guarantor under this Article 9 would otherwise be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, then, notwithstanding any other provision herein to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Secured Party or any other Person, be automatically limited and reduced to the highest amount that would be valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding. This Section 9.9 is intended solely to preserve the rights of the Lenders to the maximum extent not subject to avoidance under Applicable Law, and no Guarantor nor any other Person shall have any right or claim under this Section 9.9, except to the extent necessary so that the obligations of any Guarantor hereunder shall not be rendered voidable under Applicable Law.

ARTICLE 10

AGENCY PROVISIONS

10.1 Appointment and Authority. Each Lender hereby irrevocably designates and appoints Standard Bank Plc to act on its behalf as the Administrative Agent and the Collateral Agent hereunder and under each other Loan Document. Each Lender irrevocably authorizes each Agent, in such capacity, through its agents or employees, to take such actions on its behalf under the provisions hereof and each other Loan Document, and to exercise such powers and perform such duties as are delegated to such Agent by the terms hereof and each other Loan Document, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article 10 are solely for the benefit of the Administrative Agent, the Collateral Agent and the Lenders, and no Obligor shall have rights as a third party beneficiary of any such provisions.

10.2 Agent in Its Individual Capacity. Each Person serving as an Agent shall have the same rights and powers in its capacity as a Lender as any other Lender, and may exercise the same as though it were not an Agent, and such Person and its Affiliates may accept deposits from, lend money to, act as financial advisor (or in any other advisory capacity) for, and generally engage in any kind of business with, each Obligor or Affiliate thereof as if it were not an Agent, and without any duty to account therefor to the other Lenders.

10.3 Exculpatory Provisions. No Agent shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, no Agent:

(a) shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (it being understood that, as used with reference to the Administrative Agent or the Collateral Agent, the term “agent” is not intended to connote any fiduciary or other implied duties arising under the doctrine of agency or any Applicable Law, but is instead used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties);

(b) shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that such Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for in the Loan Documents), provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or Applicable Law; and

(c) shall, except as expressly set forth in the Loan Documents, have any duty to disclose, or be liable for the failure to disclose, any information relating to any Obligor that is communicated to or obtained by the Person serving as such Agent or any of its Affiliates in any capacity.

No Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for in the Loan Documents) or (ii) in the absence of its own gross negligence or willful misconduct. No Agent shall be deemed to have knowledge of any Default unless and until notice describing such Default is given to such Agent by the applicable Obligor or any Lender. No Agent shall be responsible for, or have any duty to ascertain or inquire into, (i) any statement, warranty or representation made in, or in connection with, any Loan Document, (ii) the contents of any certificate, financial statement, report or other document delivered under, or in connection with, any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document, (v) the creation, perfection or priority of any Lien purported to be created by any Security Document, (vi) the value or the sufficiency of any Collateral or (vii) the satisfaction of any condition set forth in Article 4 or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent.

10.4 Reliance by Agents. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any certificate, consent, document, instrument, notice, request, statement or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making or maintaining of any Loan that by its terms must be fulfilled to the satisfaction of a Lender, each Agent may presume that such condition is satisfactory to such Lender unless such Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other advisors selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or advisors.

10.5 Delegation of Duties. Each Agent may perform any and all of its duties and exercise any and all of its rights and powers under any Loan Document by or through, or delegate any and all of such rights and powers to, any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory provisions of this Article 10 shall apply to any such sub-agent and to the Affiliates of each Agent and any such sub-agent, and shall apply to their respective activities in connection with any syndication of the Commitments and the Loans as well as activities as Agent.

10.6 Resignation of Agents. Each Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Majority Lenders shall have the right, in consultation with the Borrower, to appoint another Person as successor Agent. If no such successor shall have been so appointed by the Majority Lenders within thirty (30) days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders, appoint a successor Agent, which shall be an institution reasonably acceptable to the Majority Lenders; provided that if such retiring Agent notifies the Borrower and the Lenders that it is unable to find an institution reasonably acceptable to the Majority Lenders to accept such appointment, (a) the retiring Agent’s resignation shall nonetheless thereupon become effective and the retiring Administrative Agent shall be discharged from its duties and obligations under each Loan Document (except that in the case of any Collateral held by the Collateral Agent under any of the Loan Documents, the retiring Collateral Agent shall continue to hold such Collateral until such time as a successor Collateral Agent is appointed) and (b) all communications, determinations and payments to be made by, to or through each Agent shall instead be made by, to or through each Lender directly, until such time as the Majority Lenders appoint a successor Agent as provided for above in this Section 10.6. Once a successor Agent is appointed, it shall succeed to and become vested with all of the rights, powers and duties of the retiring (or retired) Agent under each Loan Document, and the retiring (or retired) Agent shall, if not already discharged therefrom as provided above, be discharged from all of its duties and obligations under each Loan Document. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor, unless otherwise agreed between the Borrower and such successor. After the retiring Agent’s resignation, the provisions of Article 10, Section 11.5, Section 11.6, Section 11.8, Section 11.13 and Section 11.14, Section 11.15 and Section 11.18 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Affiliates in respect of any actions taken or omitted to be taken by any of them while it was acting as or on behalf of the Agent.

10.7 Non-Reliance on Agents and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender or any of their respective Affiliates, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender acknowledges that it has reviewed each document made available to it on the “Platform” in connection with this Agreement, and has acknowledged and accepted the terms and conditions applicable to recipients thereof. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their respective Affiliates, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking any action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.8 Indemnification. The Lenders severally agree to indemnify each Agent and each of its Related Persons (to the extent not reimbursed by Borrower or the Guarantors and without limiting the obligation of Borrower or the Guarantors to do so), ratably according to their respective outstanding Loans and Commitments in effect on the date on which indemnification is sought under this Section 10.8 (or, if indemnification is sought after the date upon which all Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such outstanding Loans and Commitments as in effect immediately prior to such date), from and against any and all (a) damages, fines, losses, liabilities, obligations or penalties of any kind whatsoever, (b) actions, claims, inquiries, investigations, litigations, proceedings or suits of any kind whatsoever and (c) costs, expenses and other disbursements of any kind whatsoever, that in each case, may at any time (whether before or after the payment of the Loans) be asserted against, imposed on or incurred by such Agent and any of its Related Persons in any way arising out of, or in connection with, or otherwise relating to, the Commitments, the Loans, any Loan Document, any document or transaction contemplated by or referred to in any Loan Document and any action taken or omitted by such Agent or any of its Related Persons arising out of, in connection with, or otherwise relating to any of the foregoing (IN ALL CASES, WHETHER OR NOT CAUSED BY, OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF ANY AGENT OR ANY OF ITS RELATED PERSONS); provided that no Lender shall be liable for the payment of any portion of such damages, fines, losses, liabilities, obligations, penalties, actions, claims, suits, inquiries, investigations, litigations, proceedings, suits, costs, expenses or other disbursements that are found by a final and nonappealable judgment of a court of competent jurisdiction to have directly resulted solely and directly from such Agent’s or Related Person’s, as the case may be, bad faith, fraud, gross negligence or willful misconduct. The agreements in this Section 10.8 shall survive the termination of the Commitments and the indefeasible payment in full in cash of all Obligations.

10.9 Indemnified Matters. Notwithstanding anything to the contrary in this Agreement, each Agent shall be entitled to include as part of any amount payable to it under Section 10.8, Section 11.5, and/or Section 11.6, a sum representing the cost to such Agent in terms of management time and other resources calculated on the basis of such reasonable daily or hourly rates as such Agent may notify to the Borrower or the Lenders (as the case may be) for such purpose, and such sum shall be in addition to any fees or other amounts paid or payable to such Agent under this Agreement or the other Loan Documents. Each Borrower shall promptly on demand reimburse any Lender for amounts actually paid by such Lender pursuant to this Section 10.9.

10.10 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any judicial proceeding relative to any Obligor, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid, and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agents (including any claim for advances, compensation, disbursements or expenses due to the Lenders, the Agents and their respective agents and counsel) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same,

and any assignee, custodian, liquidator, receiver, sequestrator, trustee or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for advances, compensation, disbursements or expenses of the Administrative Agent and its agents and counsel, and any other amounts due to the Administrative Agent under any Loan Document. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender or in any such proceeding.

10.11 Collateral and Guarantee Matters. The Lenders irrevocably authorize the Collateral Agent, at its option and in its discretion:

(a) to release any Lien on any property granted to or held by the Collateral Agent under any Loan Document (i) upon the termination of the Commitments and the indefeasible payment in full in cash of all Obligations (other than contingent Obligations not then due and payable), (ii) that is sold or to be sold as part of, or in connection with, any transaction expressly permitted under any Loan Document or (iii) if approved, authorized or ratified in writing in accordance with Section 11.1; and

(b) to release any Guarantor from its guarantee of the Obligations if such Person ceases to be a Subsidiary of the Borrower as a result of a transaction expressly permitted hereunder.

Upon request by the Collateral Agent at any time, the Majority Lenders will confirm in writing the Collateral Agent’s authority to release its interest in particular types or items of property, or to release any Guarantor from its guarantee of the Obligations pursuant to this Section 10.11. In each case as specified in this Section 10.11, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Obligor such documents as such Obligor may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the applicable Security Document, or to release such Guarantor from its guarantee of the Obligations, in each case in accordance with the terms of the Loan Documents and this Section 10.11.

ARTICLE 11

MISCELLANEOUS

11.1 Notices.

(a) Generally. Notices and other communications provided for herein shall, except as provided below, be in writing and shall be delivered by hand or overnight courier service, mailed by certified of registered mail or sent by facsimile, as follows:

(i) in the case of any Parent Guarantor, at:

TransAtlantic Petroleum Ltd.

5910 N. Central Expressway, Suite 1755

Dallas, Texas 75206

Attention: Jeffrey S. Mecom

Tel: +1 (214) 265 4795

Fax: +1 (214) 265 4711

Email: jeff.mecom@tapcor.com

with a copy to:

Porter & Hedges, L.L.P.

1000 Main Street, 36th Floor

Houston, Texas 77002

Attention: Nick H. Sorensen

Tel.: +1 (713) 226 6677

Fax: +1 (713) 226 6277

Email: nsorensen@porterhedges.com

(ii) in the case of any other Obligor, to Borrower at:

TransAtlantic Worldwide, Ltd.

c/o TransAtlantic Petroleum Ltd.

5910 N. Central Expressway, Suite 1755

Dallas, Texas 75206

Attention: Jeffrey S. Mecom

Tel: +1 (214) 265 4795

Fax: +1 (214) 265 4711

Email: jeff.mecom@tapcor.com

with a copy to:

Porter & Hedges, L.L.P.

1000 Main Street, 36th Floor

Houston, Texas 77002

Attention: Nick H. Sorensen

Tel.: +1 (713) 226 6677

Fax: +1 (713) 226 6277

Email: nsorensen@porterhedges.com

(iii) in the case of the Administrative Agent, at:

Standard Bank Plc

20 Gresham Street

London EC2V 7JE

Tel: +44 (0) 20 3145 8284

Fax: +44(0) 77 3189 8284

Email: London.Agency@standardbank.com

Attention: Christian Hain

with a copy to:

Loans Administration

Standard Bank Plc

20 Gresham Street

London, EC2V 7JE

United Kingdom

Attention: Don Mackay

Email: London-loansadmin@standardbank.com

Tel: +44 (0) 20 3145 8821

Fax: +44 (0) 20 3189 8828

(iv) in the case of the Collateral Agent, at:

Standard Bank Plc

c/o Standard Americas, Inc.

320 Park Avenue

19th Floor, New York

New York 10022

Attention: Robert Anastasio

Tel: +(1) 212 407 5061

Fax: +(1) 212 407 5178

Email: NewYork-BATM@standardny.com

with copies to:

Loans Administration

Standard Bank Plc

20 Gresham Street

London, EC2V 7JE

United Kingdom

Attention: Don Mackay

Email: London-loansadmin@standardbank.com

Tel: +44 (0) 203 145 8821

Fax: +44 (0) 203 189 8828

and

Standard Americas, Inc.

320 Park Avenue

19th Floor, New York

New York 10022

United States of America

Attention: Fred Baloutch

Tel: +1 (212) 407 5130

Fax: +1 (212) 407 5178

Email: fred.baloutch@standardny.com

(iv) in the case of any Lender, at its address (or fax number) set forth in Schedule I, in its administrative questionnaire or in the assignment and acceptance agreement pursuant to which such Lender shall have become a party hereto.

All notices and other communications given to any party hereto in accordance with the provisions hereof shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by facsimile or by certified or registered mail, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 11.1 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 11.1, and failure to deliver courtesy copies of notices and other communications shall in no event affect the validity or effectiveness of such notices and other communications. Notices delivered through electronic communications to the extent provided in Section 11.1(b) below, shall be effective as provided in Section 11.1(b) below.

(b) Electronic Communications. Notices and other communications to the Lenders may (subject to Section 11.1(c)) be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the Collateral Agent or the Borrower may, in their respective sole discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures, respectively, approved by it (including as set forth in Section 11.1(c)); provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (including by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address. Any party hereto may change its address, facsimile number or e-mail address for notices and other communications hereunder by notice to the other parties hereto.

(d) Posting. Each Obligor hereby agrees that it will provide to the Administrative Agent all documents, information and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement and any other Loan Document (including all certificates, financial statements, notices, requests and other materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing Borrowing (including any election of an Interest Period relating thereto), (ii) relates to the payment of any principal or other amount due hereunder prior to the scheduled date therefor, (iii) provides notice of any Default hereunder or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications, collectively, the “Communications”)), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent at such e-mail address(es) provided to Borrower by the Administrative Agent from time to time or in such other form, including hard copy delivery thereof, as the Administrative Agent shall require. In addition, each Obligor agrees to continue to provide the Communications to the Administrative Agent in the manner specified in this Agreement or in such other medium or format, including hard copy delivery thereof, as the Administrative Agent may from time to time require. Nothing in this Section 11.1 shall prejudice the right of any Agent or any Lender to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document or as any such Agent shall require. To the extent consented to by the Administrative Agent in writing from time to time, the Administrative Agent agrees that receipt of the Communications by the Administrative Agent at its e-mail address(es) set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents; provided that Borrower shall also deliver to the Administrative Agent an executed original of each Compliance Certificate required to be delivered hereunder.

(e) Each Obligor further agrees that the Administrative Agent may make the Communications available to each other Agent and the Lenders by posting the Communications on IntraLinks, SyndTrak or a substantially similar electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available.” The Administrative Agent does not warrant the accuracy or completeness of the Communications, or the adequacy of the Platform and expressly disclaims liability for errors or omissions in the Communications or resulting from use of the Platform. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent in connection with the Communications or the Platform.

(f) Each Obligor hereby acknowledges that the Administrative Agent may make available to each other Agent, the Lenders materials and/or information provided by or on behalf of the Parent, the Borrower or any other Obligor (collectively, the “Materials”) by posting such Materials on the Platform and that certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Parent or its securities, and who may be engaged in investment and other market-related activities with respect to the Parent’s securities. Each Obligor hereby agrees that (w) all Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, means that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking any Materials “PUBLIC,” the Parent and each Obligor shall be deemed to have authorized each Agent and the Lenders to treat such Materials as not containing any material non-public information (although the parties acknowledge that such information may still be confidential, sensitive and/or proprietary) with respect to the Parent or its securities for purposes of United States federal and state securities laws, (y) all Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Side Information”, and (z) each Agent shall be entitled to treat any Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform that is not designated as “Public Side Information.” For purposes of clarification, (i) any materials not marked “PUBLIC” shall be deemed to be material non-public information and (ii) notwithstanding the foregoing, the Parent and each Obligor shall be under no obligation to mark any particular Material “PUBLIC”.

11.2 Amendments. No provision of this Agreement or any other Loan Document may be waived, amended, amended and restated, supplemented or otherwise modified, nor any Default or Event of Default waived, nor any consent to any departure by the Borrower or any other Obligor from any provision of this Agreement or any other Loan Document be effective unless (a) in the case of this Agreement, made pursuant to a written agreement among the Majority Lenders and the Borrower and acknowledged by the Administrative Agent or (b) in the case of any other Loan Document, pursuant to a written agreement among the Administrative Agent or (in the case of any Security Document) the Collateral Agent, in each case acting with the written consent of the Majority Lenders, and the applicable Obligors that are parties to such Loan Document, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such agreement shall:

(i) waive any condition precedent specified in Article 4, without the prior written consent of each Lender;

(ii) extend or increase the Commitment of any Lender, without the prior written consent of such Lender;

(iii) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to each Lender hereunder or under such other Loan Document, without the prior written consent of each Lender entitled to such amount;

(iv) reduce the principal of, or the rate of interest specified herein on, any Loan or any fees or other amounts payable hereunder or under any other Loan Document, or change the form or currency of payment of any Obligation, without the prior written consent of each Lender entitled to such amount;

(v) change Section 2.12 or Section 8.4 in a manner that would alter the pro rata sharing of payments required thereby or the order of application thereof without the prior written consent of each Lender;

(vi) change any provision of this Section 11.2, the definition of “Majority Lenders” or any other provision hereof or any other Loan Document specifying the number or percentage of Lenders required to (A) waive, consent to, amend, amend and restate, supplement or otherwise modify any provision hereunder or under any other Loan Document or (B) make any determination or grant any consent hereunder or under any other Loan Document, without the prior written consent of each Lender;

(vii) except as expressly permitted in this Agreement or any Security Document, release all or any part of the Collateral, without the prior written consent of each Lender;

(viii) release any Guarantor from its guarantee of the Obligations, without the prior written consent of each Lender; or

(ix) waive, amend, amend and restate, supplement or otherwise modify any provisions of Section 2.4(b), without the prior written consent of each Lender;

provided further, that no such agreement shall amend, amend and restate, supplement or otherwise modify the rights or duties of any Agent without the prior written consent of such Agent. Without need for any further action from any other Lender, the Collateral Agent may, in its sole discretion (or shall, to the extent required by any Loan Document) amend, amend and restate, supplement or modify any Loan Document, or enter into any new Loan Document, to give effect to the creation, perfection, priority, protection, expansion or enhancement of any Security Interest in any Collateral or additional property to become Collateral for the ratable benefit of the Secured Parties, or to ensure that any Security Interest complies with Applicable Law. Further, notwithstanding anything to the contrary herein, if the Administrative Agent or the Collateral Agent shall have identified an obvious error or an error or omission of an immaterial nature in any provision of a Loan Document, the Administrative Agent or (in the case of any Security Documents) the Collateral Agent shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Majority Lenders within five (5) Business Days following receipt of notice thereof.

11.3 No Waiver; Cumulative Remedies. No failure or delay by any Agent or any Lender in exercising any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, power or privilege, or any abandonment or discontinuance of steps to enforce such right, remedy, power or privilege, preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges of each Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights, remedies, powers and privileges that they would otherwise have by law, at equity or in contract. No waiver of any provision of any Loan Document or consent to any departure by any Obligor therefrom shall in any event be effective unless the same shall be permitted by Section 11.2, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making or maintenance of a Loan shall not be construed as a waiver of any Default, regardless of whether any Agent or any Lender may have had notice or knowledge of such Default at the time. No notice or demand on the Borrower or any other Obligor in any case shall entitle the Borrower or any other Obligor to any other or further notice or demand in similar or other circumstances.

11.4 Survival of Agreement. All covenants, agreements, representations and warranties made by any Obligor in any Loan Document and in any certificate, document, report or statement delivered pursuant thereto or in connection therewith shall be considered to have been relied upon by each Agent and each Lender, and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of the Loans hereunder, regardless of any investigation made by any Agent or any Lender, and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any Loan is made, and shall continue in full force and effect so long as any Commitments have not expired or terminated or so long as any Obligations are outstanding. The provisions of Article 3, Article 10, Section 11.5, Section 11.6, Section 11.8, Section 11.13, Section 11.14, Section 11.15 and Section 11.18 shall survive and remain in full force and effect regardless of the termination of the Commitments and the indefeasible payment in full in cash of all Obligations.

11.5 Payment of Expenses and Taxes. The Obligors agree, jointly and severally, to promptly pay or reimburse each Secured Party for (a) all costs and expenses (including fees and disbursements of counsel and notarization, filing and recording expenses) incurred in connection with the preparation, negotiation, execution and delivery of the Loan Documents, the administration of the Commitments and the Loans, the perfection and maintenance of the Liens securing the Collateral and any actual or proposed amendment, amendment and restatement, supplement or modification of any Loan Document and (b) all costs and expenses incurred in connection with (i) any action, claim, suit, litigation, investigation, inquiry or proceeding affecting the Collateral, (ii) the enforcement or preservation of any right, remedy, power or privilege under any Loan Document or in connection with the collection of the Obligations, including all such costs and expenses incurred during any restructuring or “work-out”, whether or not consummated, of all or any part of the Obligations and (c) to pay, indemnify, and hold each Secured Party harmless from, all Other Taxes in respect of the Loan Documents and all liabilities with respect to, or resulting from, any delay in paying such Other Taxes. All amounts due under this Section 11.5 shall be payable not later than ten (10) days after written demand therefor. Statements of amounts payable by the Borrower pursuant to this Section 11.5 shall be submitted to the Borrower at the “Address for Notices” specified below the name of the Borrower on the signature pages hereof, and to the attention of the contact person specified therein, or to such other contact person or address as may be hereafter designated by the Borrower in a written notice to the Lender.

11.6 Indemnification. In consideration of the execution and delivery of this Agreement by the Secured Parties, each Obligor hereby jointly and severally indemnifies, exonerates and holds each of them and each of their respective officers, directors, employees and agents in their capacities as such (each, an “Indemnitee”) free and harmless from and against any and all actions, causes of action, suits, claims, losses, costs, liabilities and damages, and all expenses incurred in connection with any of the foregoing (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), including reasonable attorneys’ fees and disbursements, whether incurred in connection with actions between or among the parties hereto or the parties hereto and third parties, and agrees to reimburse each Indemnitee upon demand for all legal and other expenses reasonably incurred by it in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, any claim, litigation, investigation or proceeding relating to any of the foregoing (collectively, the “Indemnified Liabilities”), incurred by the Indemnitees or any of them as a result of, or arising out of, or relating to

(i) the Acquisition and any other transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Loan;

(ii) the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any agreement executed and delivered in connection therewith;

(iii) any investigation, litigation or proceeding related to any environmental cleanup, audit, non-compliance with or liability under any Environmental Law or other matter relating to the protection of the environment applicable to the operations of the Borrower or any Target or any of the Hydrocarbon Interests;

(iv) the presence on or under, or the Releases from, any property owned or operated by any Obligor of any Hazardous Material regardless of whether caused by, or within the control of, such Obligor; or

(v) any Environmental Liability arising as a result of property owned, leased or operated by any Obligor (the indemnification herein shall survive shall the payment in full of the Obligations and the termination of all Commitments, regardless of whether such Environmental Liability is caused by, or within the control of, such Obligor);

except to the extent that Indemnified Liabilities arising for the account of a particular Indemnitee are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted by reason of the such Indemnitee’s gross negligence or willful misconduct. Without limiting the foregoing, and to the extent permitted by Applicable Law, each Obligor agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to so waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Law, that any of them might have by statute or otherwise against any Indemnitee. It is expressly understood and agreed that to the extent that any Indemnitee is strictly liable under any Environmental Law, each Obligor’s obligation to such Indemnitee under this indemnity shall likewise be without regard to fault on the part of any Obligor with respect to the violation or condition that results in any Environmental Liability of an Indemnitee. If and to the extent that the foregoing undertaking may be unenforceable for any reason, each Obligor agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities that is permissible under Applicable Law. The agreements in this Section 11.6 shall survive the termination of the Commitments and the indefeasible payment in full in cash of all Obligations.

11.7 Successors and Assigns.

(a) Successors and Assigns Generally. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns, provided that (i) no Obligor may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of all of the Lenders, and (ii) any assignment or participation by a Lender of any of its rights and obligations hereunder shall be effected in accordance with this Section 11.7.

(b) Participations. Each Lender may at any time grant participations in any of its rights under this Agreement or under any of the Notes to any Person (a “Participant”), provided that in the case of any such participation:

(i) the Participant shall not have any rights under this Agreement or any of the other Loan Documents, including rights of consent, approval or waiver (the Participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the Participant relating thereto);

(ii) such Lender’s obligations under this Agreement (including its Commitments hereunder) shall remain unchanged;

(iii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations;

(iv) such Lender shall remain the holder of the Obligations owing to it and of any Note issued to it for all purposes of this Agreement; and

(v) the Borrower, the Administrative Agent, and the other Lenders shall continue to deal solely and directly with the selling Lender in connection with such Lender’s rights and obligations under this Agreement, and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation, and provided further that no Lender shall transfer, grant or sell any participation under which the Participant shall have rights to approve any amendment to or waiver of this Agreement or any other Loan Document except to the extent such amendment or waiver would (x) extend the Maturity Date, or reduce the rate or extend the time of payment of interest or fees thereon, or reduce the principal amount of any of the Loans in which such participant is participating, or increase such participant’s participating interest in any Commitment or Loan over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default shall not constitute a change in the terms of any such Commitment or Loan), (y) release all or any substantial portion of the Collateral, or release any Guarantor from its guarantee of any of the Obligations, except strictly in accordance with the terms of the Loan Documents, or (z) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement.

(c) Assignments by Lender. Each Lender (the “Assignor”) may assign all or any part of its Loans and/or Commitments and its rights and obligations hereunder to one or more Eligible Assignees, each of which shall become a party to this Agreement as a Lender by execution of an assignment and acceptance agreement in form and substance reasonably acceptable to the Assignor, executed by such Eligible Assignee and such Assignor. Upon its receipt of such an assignment and acceptance agreement executed by the Assignor and an Assignee, the Administrative Agent shall promptly record the information contained therein in the Register (as defined in clause (d) below). Upon such execution, delivery, acceptance and recording, then, from and after the settlement date specified in such assignment and acceptance agreement, the Assignee thereunder shall be a party to this Agreement and, to the extent provided in the assignment and acceptance agreement, shall have the rights and obligations of the Assignor hereunder with Loans and/or Commitments as specified therein, and (y) the Assignor thereunder shall, to the extent provided in the assignment and acceptance agreement, be released from its obligations under this Agreement.

(d) Register. The Borrower hereby designates the Administrative Agent to serve as the Borrower’s agent, solely for the purpose of this Section 11.7, to maintain a register (the “Register”) on which the Administrative Agent shall record the name and address of each Lender, and the Commitments of, and principal amounts of the Loans and Obligations owing to, each Lender pursuant to the terms hereof from time to time. The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as the owner thereof for all purposes of this Agreement, notwithstanding notice to the contrary; provided that the Administrative Agent’s failure to make any recording, or any error by the Administrative Agent in making such recording, shall not affect the Borrower’s or any Obligor’s liabilities in respect of the Loans. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

11.8 Right of Set-off. In addition to any rights now or hereafter granted under Applicable Law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by such Lender (including by branches, agencies and Affiliates of such Lender wherever located) to or for the credit or the account of the Borrower against and on account of the Obligations, regardless of whether or not such Lender shall have made any demand hereunder and regardless of whether or not such Obligations shall be contingent or unmatured. Each Lender agrees to promptly notify the Borrower after any such set off and application, but failure to give such notice shall not affect the validity of such set off and application.

11.9 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same agreement. Delivery of an executed signature page of this Agreement by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart hereof.

11.10 Severability. Any provision of this Agreement that is prohibited, invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, invalidity, illegality or unenforceability without affecting the remaining provisions hereof, and any such prohibition, invalidity, illegality or unenforceability in any jurisdiction shall not prohibit, invalidate or render illegal or unenforceable such provision in any other jurisdiction.

11.11 Other Transactions. Nothing contained herein shall preclude each Agent, each Lender or any of their respective Affiliates from engaging in any transaction, in addition to those contemplated by the Loan Documents, with the Borrower or any of its Affiliates in which the Borrower or such Affiliate is not restricted hereby from engaging with any other Person.

11.12 Integration. This Agreement and the other Loan Documents constitute the entire understanding among the parties hereto with respect to the subject matter hereof and thereof and supersede any prior agreements, written or oral, with respect thereto.

11.13 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

11.14 SUBMISSION TO JURISDICTION; WAIVERS. (a) EACH OBLIGOR HEREBY IRREVOCABLY CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (SUBJECT TO ANY PRINCIPLES OF APPLICABLE LAW WHICH MAY DETERMINE THE SCOPE OF THEIR JURISDICTION, AND IN THE EVENT BOTH OF THEM HAVE JURISDICTION WITH REGARD TO THE MATTER IN QUESTION, THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK), IN ANY LITIGATION OR OTHER PROCEEDING BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, ANY LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF A SECURED PARTY OR AN OBLIGOR IN CONNECTION HEREWITH OR THEREWITH; PROVIDED HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE SECURED PARTY’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND; PROVIDED FURTHER, THAT NOTHING HEREIN SHALL LIMIT THE RIGHT OF A SECURED PARTY TO BRING PROCEEDINGS AGAINST AN OBLIGOR IN THE COURTS OF ANY OTHER JURISDICTION.

(b) EACH OBLIGOR IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK AT THE ADDRESS FOR NOTICES SPECIFIED IN SECTION 11.1. EACH OBLIGOR HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO IN CLAUSE (a) ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT THE BORROWER HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH OBLIGOR HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THE LOAN DOCUMENTS. EACH OBLIGOR HEREBY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT THAT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LEGAL ACTION OR PROCEEDING REFERRED TO IN THIS SECTION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

11.15 Acknowledgments. Each Obligor hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) each Agent and each Lender has no fiduciary relationship with or duty to it arising out of or in connection with this Agreement or any of the other Loan Documents, and in connection with all aspects of the transactions contemplated by the Acquisition Documents and the Loan Documents and any communications in connection therewith, the Obligors and their respective Affiliates, on the one hand, and each Agent and each Lender, on the other hand, have a relationship that is solely that of debtor and creditor and will not be deemed to have any relationship that creates, by implication or otherwise, any fiduciary duty on the part of any Agent or any Lender or any of their respective Affiliates in favor of any Obligor or its Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among each Obligor and the Lender.

11.16 USA PATRIOT Act Notice. Each Lender and the Administrative Agent hereby notifies the Obligors that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), the United Kingdom Proceeds of Crime Act 2002 and the United Kingdom Money Laundering Regulations 2003 (as amended) or similar legislation in another country, it is required to obtain, verify and record information (and, if applicable, to provide such information particularly to an assignee) that identifies each Obligor and each of its shareholders, directors and/or officers, which information includes or may include the name and address of each such Person, the Organizational Documents of each Obligor and such other information that will allow each Lender to comply with its obligations under the Patriot Act, the United Kingdom Proceeds of Crime Act 2002 and the United Kingdom Money Laundering Regulations 2003(as amended) or such similar legislation in another country.

11.17 Confidential Information. Each Secured Party agrees to hold all Confidential Information provided to it by any Obligor pursuant to this Agreement in accordance with its customary procedures for handling confidential information of this nature; provided however that nothing herein shall prevent each Lender from disclosing any such information (a) to any Participant or Eligible Assignee (or any prospective Participant or Eligible Assignee) that agrees to be bound by this Section 11.17, (b) on a confidential basis to its employees, directors, agents, attorneys, accountants and other professional advisers or those of any of its Affiliates, (c) upon the request or demand of any Governmental Authority, (d) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Applicable Law, (e) if requested or required to do so in connection with any litigation or similar proceeding, (f) that has been publicly disclosed without violation of this Section 11.17, (g) to the National Association of Insurance Commissioners or any similar organization or other regulatory body or any nationally recognized rating agency, in each case, in any country or other jurisdiction, that requires access to information about the Lender’s investment portfolio in connection with ratings issued with respect to the Lender, or (h) in connection with the exercise of any if its rights, powers or remedies hereunder or under any other Loan Document. Except as may be required by an order of a court of competent jurisdiction and to the extent specified therein, each Lender shall not be obligated or required to return any materials furnished to it pursuant to any Loan Document by any Obligor. For purposes of this Section, “Confidential Information” means all information received from any Obligor or any Affiliate thereof relating to any Obligor or any Affiliate thereof or their respective businesses, other than any such information that is available to each Lender on a nonconfidential basis prior to disclosure by any Obligor or any Affiliate thereof, provided that, in the case of information received from an Obligor or any such Affiliate after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Confidential Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Confidential Information as such Person would accord to its own confidential information.

11.18 WAIVER OF JURY TRIAL. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, EACH LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE PARTIES IN CONNECTION THEREWITH. EACH OBLIGOR ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE LENDER TO ENTER INTO THE LOAN DOCUMENTS.

11.19 Judgment Currency. If, under any Applicable Law and whether pursuant to a judgment being made or registered against an Obligor or the bankruptcy of the Obligor or for any other reason, any payment under or in connection with this Agreement or any Loan Document is made or falls to be satisfied in a currency (the “Payment Currency”) other than Dollars, then to the extent that the amount of such payment actually received by an Agent or any Secured Party when converted into Dollars at the applicable rate of exchange at such time, falls short of the amount due under or in connection with this Agreement or such Loan Document, the Obligors, as a separate and independent obligation, shall indemnify and hold harmless such Agent and such Secured Party against the amount of such shortfall. For the purposes of this Section, “rate of exchange” means the rate at which an Agent or the relevant Secured Party is able on or about the date of such payment to purchase Dollars with the Payment Currency and shall take into account any premium and other costs of exchange actually incurred with respect thereto.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

TRANSATLANTIC WORLDWIDE, LTD.,
as Borrower

By:	/s/ Matthew W. McCann
Name: Matthew W. McCann
Title: Chief Executive Officer

TRANSATLANTIC PETROLEUM, LTD.,
as Guarantor

By:	/s/ Matthew W. McCann
Name: Matthew W. McCann
Title: Chief Executive Officer

TRANSATLANTIC PETROLEUM (USA), CORP.,
as Guarantor

By:	/s/ Matthew W. McCann
Name: Matthew W. McCann
Title: Chief Executive Officer

STANDARD BANK PLC,
as Lender

By:	/s/ Robert Anastasio
Name: Robert Anastasio
Title: Senior Vice President

By:	/s/ Eddy Lacayo L.
Name: Eddy Lacayo L.
Title: Director

STANDARD BANK PLC,
as Administrative Agent

By:	/s/ Robert Anastasio
Name: Robert Anastasio
Title: Senior Vice President

By:	/s/ Eddy Lacayo L.
Name: Eddy Lacayo L.
Title: Director

STANDARD BANK PLC,
as Collateral Agent

By:	/s/ Robert Anastasio
Name: Robert Anastasio
Title: Senior Vice President

By:	/s/ Eddy Lacayo L.
Name: Eddy Lacayo L.
Title: Director